                                                                   EXHIBIT 10(m)

================================================================================


                             RESPONSE ONCOLOGY, INC.
                                    Borrower

                     ---------------------------------------

                           FIRST AMENDED AND RESTATED
                                 LOAN AGREEMENT

                        $45,000,000 REVOLVING CREDIT LOAN


                           Dated as of April 21, 1997


                    ----------------------------------------


                      NATIONSBANK OF TENNESSEE, N.A., AGENT

                            AMSOUTH BANK OF TENNESSEE
                         NATIONSBANK OF TENNESSEE, N.A.
                          UNION PLANTERS NATIONAL BANK
                            Revolving Credit Lenders


================================================================================




                                TABLE OF CONTENTS



RECITALS..........................................................................................................1

I.   DEFINITIONS..................................................................................................1
                  1.1      Terms Defined in This Agreement........................................................1
                  1.2      Terms Generally.......................................................................17

II. LOANS........................................................................................................17
                  2.1      Amount of Revolving Credit Loan.......................................................18
                  2.2      Use of Proceeds of Revolving Credit Loan..............................................18
                  2.3      Revolving Credit Loan Notes...........................................................18
                  2.4      Separate Commitments of Lender........................................................18
                  2.5      Advances of Loans.....................................................................18
                  2.6      Interest..............................................................................20
                  2.7      Alternate Rate of Interest if LIBOR Unavailable.......................................22
                  2.8      Change in Circumstances...............................................................22
                  2.9      Change in Legality of LIBOR Loans.....................................................24
                  2.10     Principal Repayment...................................................................24
                  2.11     Prepayment of LIBOR Loans.............................................................24
                  2.12     Prepayment of Prime Rate Loans........................................................25
                  2.13     Fixed Commitment Fees.................................................................25
                  2.14     Periodic Commitment Fee Based on Use of Facilities....................................26
                  2.15     Agent's Fee...........................................................................26
                  2.16     Letters of Credit.....................................................................26
                  2.17     Swingline Loans.......................................................................32

III.  CONDITIONS PRECEDENT.......................................................................................36
                  3.1      Conditions to Initial Advance.........................................................36
                  3.2      Conditions to Subsequent Loans........................................................38

IV.  REPRESENTATIONS AND WARRANTIES..............................................................................39
                  4.1      Capacity..............................................................................39
                  4.2      Authorization.........................................................................39
                  4.3      Binding Obligations...................................................................39
                  4.4      No Conflicting Law or Agreement.......................................................39
                  4.5      No Consent Required...................................................................40
                  4.6      Financial Statements..................................................................40
                  4.7      Fiscal Year...........................................................................40


                  4.8      Litigation............................................................................40
                  4.9      Taxes; Governmental Charges...........................................................40
                  4.10     Title to Properties...................................................................40
                  4.11     No Default............................................................................41
                  4.12     Casualties; Taking of Properties......................................................41
                  4.13     Compliance with Laws..................................................................41
                  4.14     Compliance with Fraud and Abuse Laws..................................................41
                  4.15     ERISA.................................................................................41
                  4.16     Full Disclosure of Material Facts.....................................................41
                  4.17     Accuracy of Projections...............................................................41
                  4.18     Investment Company Act................................................................42
                  4.19     Personal Holding Company..............................................................42
                  4.20     Solvency..............................................................................42
                  4.21     Chief Executive Office................................................................42
                  4.22     Subsidiaries..........................................................................42
                  4.23     Ownership of Patents, Licenses, Etc...................................................42
                  4.24     Environmental Compliance..............................................................42
                  4.25     Labor Matters.........................................................................42
                  4.26     OSHA Compliance.......................................................................43
                  4.27     Regulation U..........................................................................43
                  4.28     Affiliate Transactions................................................................43

V.  AFFIRMATIVE COVENANTS........................................................................................43
                  5.1      Payment of Obligations................................................................43
                  5.2      Maintenance of Existence and Business.................................................43
                  5.3      Financial Statements and Reports......................................................43
                  5.4      Additional Information................................................................45
                  5.5      Certain Additional Reporting Requirements.............................................45
                  5.6      Taxes and Other Encumbrances..........................................................46
                  5.7      Payment of Liabilities................................................................47
                  5.8      Compliance with Laws..................................................................47
                  5.9      Maintenance of Property...............................................................47
                  5.10     Compliance with Contractual Obligations...............................................47
                  5.11     Further Assurances....................................................................47
                  5.12     Security Interest; Setoff.............................................................48
                  5.13     Insurance.............................................................................48
                  5.14     Accounts and Records..................................................................48
                  5.15     Official Records......................................................................48
                  5.16     Banking Relationships.................................................................49
                  5.17     Right of Inspection...................................................................49
                  5.18     ERISA Information and Compliance......................................................49
                  5.19     Indemnity; Expenses...................................................................49
                  5.20     Assistance in Litigation..............................................................50
                  5.21     Name Changes..........................................................................50


                  5.22     Estoppel Letters......................................................................51
                  5.23     Environmental Matters.................................................................51
                  5.24     Opinions of Counsel...................................................................52
                  5.25     Additional Collateral Upon Certain Event..............................................52
                  5.26     Existing Capital Structure of Borrower................................................52

VI.  NEGATIVE COVENANTS..........................................................................................53
                  6.1      Debts, Guaranties, and Other Obligations..............................................53
                  6.2      Change of Management..................................................................54
                  6.3      Change of Ownership...................................................................54
                  6.4      Distributions.........................................................................54
                  6.5      Encumbrances..........................................................................54
                  6.6      Investments...........................................................................54
                  6.7      Sales and Leasebacks..................................................................55
                  6.8      Change of Control.....................................................................55
                  6.9      Nature of Business....................................................................55
                  6.10     Further Acquisitions, Mergers, Etc....................................................55
                  6.11     Advances..............................................................................55
                  6.12     Disposition of Assets.................................................................55
                  6.13     Inconsistent Agreements...............................................................55
                  6.14     Fictitious Names......................................................................55
                  6.15     Subsidiaries and Affiliates...........................................................56
                  6.16     Place of Business.....................................................................56
                  6.17     Adverse Action With Respect to Plans..................................................56
                  6.18     Transactions With Affiliates..........................................................56
                  6.19     Constituent Document Amendments.......................................................56
                  6.20     Adverse Transactions..................................................................56
                  6.21     Margin Securities.....................................................................56
                  6.22     Accounting Changes....................................................................56
                  6.23     Action Outside Ordinary Course........................................................56

VII.  FINANCIAL COVENANTS........................................................................................57
                  7.1      Current Ratio.........................................................................57
                  7.2      Total Funded Debt to Capital..........................................................57
                  7.3      Total Funded Debt to Consolidated EBITDA..............................................57
                  7.4      Fixed Charge Coverage.................................................................57
                  7.5      Net Worth.............................................................................57
                  7.6      Capital Expenditures..................................................................57

VIII.  EVENTS OF DEFAULT.........................................................................................57
                  8.1      Events of Default.....................................................................57
                  8.2      Remedies..............................................................................60

IX.  AGENT.......................................................................................................60



                  9.1      Appointment of Agent..................................................................60
                  9.2      Powers of Agent.......................................................................61
                  9.3      Duties of Agent.......................................................................61
                  9.4      Indemnification of Agent..............................................................63
                  9.5      No Representations by Agent...........................................................63
                  9.6      Independent Investigations by Lenders.................................................64
                  9.7      Notice of Default.....................................................................64
                  9.8      Funding of Loans Pursuant to Borrowing Notices........................................64
                  9.9      Agent in its Individual Capacity......................................................64
                  9.10     Holders...............................................................................65
                  9.11     Successor Agent.......................................................................65
                  9.12     Sharing of Payments, etc..............................................................65
                  9.13     Separate Liens on Collateral..........................................................66
                  9.14     Payments Between Agent and Lenders....................................................66
                  9.15     Assignments and Participations........................................................66
                  9.16     Bankruptcy Provisions.................................................................66
                  9.17     Foreclosure of Collateral.............................................................66
                  9.18     Procedures for Notices and Approvals..................................................67
                  9.19     Amendments to Article IX..............................................................67

X.  GENERAL PROVISIONS...........................................................................................67
                  10.1     Notices...............................................................................67
                  10.2     Renewal, Extension, or Rearrangement..................................................68
                  10.3     Application of Payments...............................................................68
                  10.4     Counterparts..........................................................................69
                  10.5     Negotiated Document...................................................................69
                  10.6     Consent to Jurisdiction; Exclusive Venue..............................................69
                  10.7     Not Partners; No Third Party Beneficiaries............................................69
                  10.8     No Reliance on Lenders' Analysis......................................................69
                  10.9     No Marshaling of Assets...............................................................69
                  10.10    Impairment of Collateral..............................................................70
                  10.11    Business Days.........................................................................70
                  10.12    Participations........................................................................70
                  10.13    Standard of Care; Limitation of Damages...............................................70
                  10.14    Incorporation of Schedules............................................................70
                  10.15    Indulgence Not Waiver.................................................................70
                  10.16    Cumulative Remedies...................................................................70
                  10.17    Amendment and Waiver in Writing.......................................................70
                  10.18    Assignment............................................................................70
                  10.19    Entire Agreement......................................................................71
                  10.20    Severability..........................................................................71
                  10.21    Time of Essence.......................................................................71
                  10.22    Applicable Law........................................................................71
                  10.23    Captions Not Controlling..............................................................71

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

                  10.24    Arbitration...........................................................................71
                  10.25    Facsimile Signatures..................................................................72



                                LIST OF EXHIBITS

1.1               Financial Projections
1.2               Form of Acquisition Certificate
1.3               Form of Swingline Note
2.3               Form of Revolving Credit Notes
2.5.1(b)          Form of Borrowing Notice

                                LIST OF SCHEDULES

4.1               Corporate Structure
4.8               Litigation
4.9               Tax Extensions
4.28              Affiliate Transactions
5.26              Capital and Ownership Structure
6.1.2             Existing Liabilities
6.2               Management Staffing

                    FIRST AMENDED AND RESTATED LOAN AGREEMENT

         This First Amended and Restated Loan Agreement is entered into as of the 21st day of April, 1997, by and among RESPONSE ONCOLOGY, INC. ("Borrower"), a Tennessee corporation; AMSOUTH BANK OF TENNESSEE ("AmSouth"), a Tennessee banking corporation, NATIONSBANK OF TENNESSEE, N.A. ("NationsBank"), a national banking association, and UNION PLANTERS NATIONAL BANK ("Union Planters"), a national banking association (collectively "Lenders"); and NATIONSBANK OF TENNESSEE, N.A., in its capacity as Agent for Lenders ("Agent").

                                    RECITALS

         WHEREAS, Lenders (except for AmSouth) have previously extended a revolving acquisition loan facility and a revolving working capital facility to Borrower, on certain terms and conditions, as set forth in that Loan Agreement dated as of May 31, 1996 (the "Prior Loan Agreement"); and

         WHEREAS, Borrower and the Lenders that were parties to the Prior Loan Agreement wish to combine the two credit facilities provided for in the Prior Loan Agreement into a single revolving credit facility, to add AmSouth as a Lender, and to make certain other changes to the terms and conditions of the credit extended pursuant to the Prior Loan Agreement;

         NOW, THEREFORE, as an inducement to cause Lenders to extend credit to Borrower, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed that the Prior Loan Agreement is hereby amended and restated to read in full as follows:

                                 I. DEFINITIONS

         1.1 Terms Defined in This Agreement. As used below in this Agreement, the following capitalized terms shall have the following meanings, unless the context expressly requires otherwise:

         "ACQUISITION EBITDA" means, with respect to a Practice acquired by a Consolidated Entity and covered by a Service Agreement, (i) the pro forma income to the Consolidated Entities that would have arisen under the applicable Service Agreement preceding the effective date of the acquisition, determined based upon the actual financial performance of the acquired Practice over the period for which a calculation of Consolidated EBITDA is made, without adjustment, (ii) less the pro forma amount of expenses (other than interest, taxes, depreciation and amortization) that the Consolidated Entities would have incurred over the same period on account of the acquired Practice (including, but not limited to, additional expense of administrative personnel), in each case calculated as if the Practice had been acquired effective as of the beginning of the relevant financial period.

         "AFFILIATE" means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

         "AGENT" means NationsBank of Tennessee, N.A., in its capacity as described in Article IX of this Agreement, its lawful corporate successors and any successor agent appointed pursuant to Article IX hereof.

         "AGREEMENT" means this Loan Agreement (including all schedules and exhibits hereto), as the same may be amended from time to time.

         "APPLICABLE COMMITMENT FEE," "APPLICABLE LIBO RATE MARGIN," and "APPLICABLE PRIME RATE MARGIN" mean, with respect to Loans advanced under and the commitment fee respecting the Revolving Credit Loan, during any Effective Period, the percentage rates per annum set forth opposite the appropriate test in the pricing grid below (ratio values shall be rounded to the nearest one-hundredth, with any value of .005 rounded upward):



TOTAL FUNDED DEBT TO                      PRIME RATE MARGIN         LIBOR               COMMITMENT
CONSOLIDATED EBITDA                                                MARGIN              FEE IN BASIS
                                                                                          POINTS
Less than or equal to 1.00                      .25%                1.50%                 20bps
Greater than or equal to 1.01                   .50%                1.75%                 25bps
and less than or equal to 2.00
Greater than or equal to 2.01                   .75%               2.125%                 30bps
and less than or equal to 3.00


The Total Funded Debt to Consolidated EBITDA ratio shall be established by Agent on the basis of the consolidated quarterly financial statements of and schedules prepared by Borrower delivered to Agent pursuant to this Agreement and shall be calculated as set forth in Section 7.3 hereof. Notwithstanding the foregoing, at the end of any Effective Period, and during any period of time for which Pricing Values may be set by Agent pursuant to Section 8.1.5 hereof, the Pricing Values with respect to the Loans shall automatically become the highest values provided for in the applicable pricing grid set forth above. Additionally, the Applicable Prime Rate Margin for Prime Rate Loans and the Applicable LIBO Rate Margin for LIBOR Loans shall each be reduced by one-fourth of one percent (1/4%) if Borrower shall receive aggregate Net Equity Proceeds after the Closing Date of at least Thirty-Five Million and No/100 Dollars ($35,000,000.00).

         "ASSUMED DEBT" means Purchase Money Debt assumed by a Consolidated Entity, or Purchase Money Debt secured by a Purchase Money Security Interest in Property acquired by a Consolidated Entity, whether or not the Purchase Money Debt is contractually assumed, occurring in either case in the course of a Permitted Acquisition.

         "BANKING DAY" means a Business Day, subject to the following additional convention. As to notices or payments received by Agent on a Business Day at or before 12:00 p.m. (noon) Nashville time, the Banking Day shall correspond to the Business Day of receipt. As to notices or payments received by Agent on a Business Day after 12:00 p.m. (noon) Nashville time, the Banking Day of receipt shall be deemed to be the next following Business Day.

         "BANKRUPTCY CODE" means Title I of the Bankruptcy Reform Act of 1978, as it may be amended from time to time.

         "BEST OF BORROWER'S KNOWLEDGE" means the actual knowledge, information and belief of the Chairman, Chief Executive Officer, Chief Financial Officer, Controller and General Counsel of Borrower, with no duty of inquiry.

         "BORROWER" means Response Oncology, Inc., a Tennessee corporation, its successors and assigns. This definition does not abrogate the requirements set forth below restricting Borrower's ability to assign any rights under this Agreement.

         "BORROWING NOTICE" has the meaning assigned in Section 2.5.1(b) hereof.

         "BUSINESS DAY" means any day on which Agent is open for the conduct of ordinary business; provided however, that when used in connection with determining the LIBO Rate, the term "Business Day" shall exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London Interbank Market.

         "CAPITAL EXPENDITURES" means expenditures, determined according to GAAP on a consolidated basis, that would be capitalized and depreciated over more than one annual accounting period.

         "CAPITAL LEASE" means a lease that would be characterized as a financed sale or purchase under GAAP.

         "CHANGE OF CONTROL" means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Borrower (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities thereof entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of Borrower ceasing for any reason to constitute a majority of the Board of Directors thereof unless the Persons replacing such individuals were nominated by the Board of Directors of Borrower; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its acquisition of, or control over, securities of Borrower (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors.

         "CLOSING DATE" means April 21, 1997.

         "CMLTD" means scheduled principal payments in respect of long-term Liabilities payable during the 12 months following the date of determination.

         "COLLATERAL" means all Property now or hereafter securing the Obligations.

         "COMMITMENT" means the amount of each Lender's commitment to fund the Revolving Credit Loan. Each Lender's several Commitment for the Revolving Credit Loan shall be as follows:


AmSouth                    Ten Million and No/100 Dollars ($10,000,000.00)
NationsBank                Twenty-Five Million and No/100 Dollars ($25,000,000.00)
Union Planters             Ten Million and No/100 Dollars ($10,000,000.00)

         "CONSOLIDATED CAPITAL" means Consolidated Net Worth plus Total Funded Debt.

         "CONSOLIDATED CURRENT RATIO" means current assets, determined on a consolidated basis according to GAAP, divided by current liabilities, determined on a consolidated basis according to GAAP.

         "CONSOLIDATED EBITDA" means the EBITDA of the Borrower, determined on a consolidated basis, and adjusted as follows with respect to acquisitions. The positive Acquisition EBITDA of acquired Practices shall be included in Consolidated EBITDA only if Agent is satisfied, in its reasonable discretion, as to the accuracy and reliability of the financial information related thereto. In assessing the accuracy and reliability of such financial information, (i) unqualified audited financial statements prepared by a regional or national accounting firm shall be acceptable, and (ii) financial statements reviewed (but not audited) by such a firm shall also be acceptable unless Agent in good faith determines that reviewed statements for a particular enterprise are subject to material doubt as to their accuracy. The negative Acquisition EBITDA for any Practice shall be included in Consolidated EBITDA, based upon the best information available. Notwithstanding any other provision hereof, the EBITDA attributed to Non-Corporate Unperfected Subsidiaries shall not be included in

Consolidated EBITDA if Non-Corporate Unperfected Subsidiaries would account for more than twenty percent (20%) of total Consolidated EBITDA.

         "CONSOLIDATED ENTITIES" means Borrower and all Subsidiaries of Borrower, from time to time.

         "CONSOLIDATED NET INCOME" means net income, determined on a consolidated basis according to GAAP.

         "CONSOLIDATED NET WORTH" means shareholders' equity, determined on a consolidated basis according to GAAP.

         "CONTROL" or "CONTROLLED" means that a Person has the direct or indirect power to conduct or govern the policies of another Person, whether this power exists as a matter of right or through economic compulsion.


         "DEFAULT RATE" means the Maximum Lawful Amount of interest that can be charged.

         "EBITDA" means the sum of net income before extraordinary items plus Interest Expense and expenses for taxes, depreciation and amortization, determined according to GAAP.

         "EFFECTIVE PERIOD" means a period of up to one calendar quarter, determined as follows. Pursuant to other provisions of this Agreement, Borrower's financial information for each quarter-end is to be submitted during the succeeding quarter, except that year-end financial statements are not due until April 30 of the following year. The performance pricing provisions of this Agreement reevaluate pricing quarterly, based upon those quarterly financial results. An Effective Period imposing pricing based upon a quarter other than the quarter ending December 31 shall begin on the later of (i) the first day of the third month of the following fiscal quarter, or (ii) if financial statements are submitted later than required under this Agreement and Agent waives any Event of Default arising therefrom, five (5) Business Days after the submission of required financial statements. An Effective Period imposing pricing based upon the quarter ending December 31 shall begin "as of" the first day of the third month of the following fiscal quarter, with a retroactive adjustment of interest to be made when the year-end financial statements are timely submitted, if necessary to reflect an increase or decrease of the interest rates or fees based upon performance for the period ending December 31. If year-end financial statements are not timely submitted, but are nonetheless accepted by Agent and Agent waives any Event of Default arising therefrom, the Effective Period imposing pricing based upon the quarter ending December 31 shall begin "as of" five (5) Business Days after the submission of the required annual financial statements. The Effective Period shall end on the last day of the second month of each fiscal quarter following the quarter in which the Effective Period was scheduled to begin. Therefore, assuming the timely delivery of all required financial statements, the Effective Periods will be determined as follows:


                  Financial Statements Due By                Effective Period
                  ---------------------------                ----------------

                  May 15                                     June 1 - August 31
                  August 15                                  September 1 - November 30
                  November 15                                December 1 - February 28/29
                  April 30                                   March 1 (retroactive) - May 31

         "ENCUMBRANCE" means any interest in Property in favor of one not the owner thereof, whether voluntary or involuntary, including, but not limited to,
(i) the lien or security interest arising from a deed of trust, mortgage, pledge, security agreement, conditional sale, Capital Lease, consignment, or bailment for security purposes, and (ii) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other such title encumbrances.

         "ENVIRONMENTAL LAWS" means the Environmental Protection Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act and any other federal, state or municipal law, rule or regulation relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous or toxic waste or materials, or other environmental or health matters.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

         "ERISA AFFILIATE" means any Person who for purposes of Title IV of ERISA is a member of Borrower's controlled group, or under common control with Borrower, within the meaning of Section 414 of the IRC, the regulations promulgated pursuant thereto and the published revenue rulings issued thereunder.

         "ERISA EVENT" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in 4001(a)(2) of ERISA; (v) the failure by Borrower or any ERISA Affiliate to make a material payment to a Plan required under Section 302(f)(1) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of initial or additional security to such Plan, pursuant to Section 307 of

ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

         "EVENT OF DEFAULT" means the occurrence of any of the events specified in Section 8.1 hereof, as to which any requirement for notice or lapse of time has been satisfied.

         "FINANCIAL PROJECTIONS" means the financial projections prepared by Borrower, a copy of which is attached hereto as Exhibit 1.1.

         "FINANCIAL STATEMENTS" means the audited consolidated balance sheet, income statement, and statement of cash flows for Borrower dated December 31, 1995 and the unaudited consolidated financial statements dated December 31, 1996 delivered by Borrower to Lenders, and all notes thereto.

         "FIXED CHARGE COVERAGE RATIO" means (i) Consolidated EBITDA, plus expenses incurred under Operating Leases, and less a charge of Ten Thousand and No/100 Dollars ($10,000.00) per year per wholly-owned IMPACT Center and Five Thousand and No/100 Dollars ($5,000.00) per year for each IMPACT Center that is not wholly-owned by a Consolidated Entity to allow for maintenance Capital Expenditures, and less Provider Loans, divided by (ii) the sum of Interest Expense plus CMLTD (including implied amortization calculated as one-seventh of the outstanding principal amount of the Revolving Credit Loan as of the end of the applicable period), plus expenses incurred under Operating Leases. The values for the fixed charges used in the calculation of this ratio will be determined on a pro forma basis as though the acquisitions occurring during the period over which the Fixed Charge Coverage Ratio is being determined had occurred as of the beginning of that period, with such calculations to take into account, along with other adjustments that Agent may approve, in its reasonable discretion, (i) the exclusion of Interest Expense, CMLTD, Capital Lease expense and Operating Lease expense of the target related to debts, leases and obligations that were extinguished in connection with the acquisition, (ii) the inclusion of Interest Expense, CMLTD, Capital Lease expense and Operating Lease expense obligations of the target that survived the acquisition, and (iii) the inclusion of Interest Expense, CMLTD, Capital Lease expense and Operating Lease Expense arising from obligations incurred in connection with the acquisition (including, but not limited to, added Interest Expense arising from Seller Debt or from Loans advanced under this Agreement incidental to the acquisition).

         "FRAUD AND ABUSE LAWS" means Section 1128B(b) of the Social Security Act, 42 U.S.C. Section 1320a-7b(b) and Section 1877 of the Social Security Act, 42 U.S.C. Section 1877, as from time to time amended; any successor statute(s) thereto; all rules and regulations promulgated thereunder; and any other Law relating to the ownership of medical facilities by providers of medical services or the referral of patients to medical facilities owned by providers of medical services.

         "GAAP" means generally accepted accounting principles pronounced by the Financial Accounting Standards Board or any successor thereto, as in effect from time to time.

         "GOVERNMENTAL AUTHORITY" means any governmental or quasi-governmental entity, court or tribunal including, without limitation, any department, commission, board, bureau, agency, administration, service or other instrumentality of any foreign or domestic governmental entity.

         "HAZARDOUS SUBSTANCES" means those substances included from time to time within the definition of hazardous substances, hazardous materials, toxic substances, or solid waste under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et. seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., and in the regulations promulgated pursuant to such acts and laws; and such other substances that are or become regulated under any applicable local, state, or federal law or regulation addressing environmental hazards.

         "IMPACT CENTER" means a high dose chemotherapy cancer treatment center operated by a Consolidated Entity.

         "HEDGE AGREEMENT" means any agreement between Borrower and any Lender now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower's exposure to fluctuations in interest rates, currency valuations or commodity prices.

         "INTEREST EXPENSE" means (i) expenses for interest (and including the interest portion of current charges on Capital Leases), (ii) expenses for Letters of Credit and (iii) expenses for any interest rate swaps or similar derivative contracts used for the management of interest expense; provided, however, interest expense on Subordinated Debt shall not be included in Interest Expense.

         "INTEREST PAYMENT DATE" means, (i) as to Prime Rate Loans and Swingline Loans, the first day of each month, and (ii) as to any LIBOR Loan, the last day of the Interest Period applicable to such Loan and, in addition, in the case of a LIBOR Loan with an Interest Period of six (6) or twelve (12) months' duration, the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 3, 6, 9 and 12 months, as applicable, after the commencement of the Interest Period.

         "INTEREST PERIOD" means, as to any LIBOR Loan, the period commencing on (and including) the date of such LIBOR Loan and ending on (but excluding) the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or 12 months thereafter, as Borrower may elect; provided, however, that (x) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to LIBOR Loans, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) no Interest Period with respect to any Loan shall end later than the Maturity Date. Interest shall accrue from and including the first Banking Day of an Interest Period to but excluding the last Banking Day of such Interest Period.

         "IRC" means the Internal Revenue Code of 1986, as amended from time to time.

         "LAW" or "LAWS" means all applicable constitutional provisions, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements of all Governmental Authorities.

         "LENDERS" means AmSouth, NationsBank and Union Planters, their respective successors and assigns.

         "LETTERS OF CREDIT" has the meaning assigned in Section 2.16 of this Agreement.

         "LETTER OF CREDIT DOCUMENTS" has the meaning assigned in Section 2.16.3 of this Agreement.

         "LETTER OF CREDIT LIABILITIES" has the meaning assigned in Section 2.16 of this Agreement.

         "LIABILITY" means, with respect to any Person, an obligation, contingent or otherwise, that would be recorded or accrued under GAAP as a liability of that Person including, but not limited to, any nonrecourse obligation secured by Property of that Person.

         "LIBO RATE" means, for any given Interest Period with respect to a given LIBOR Loan, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term LIBO Rate shall mean, for any given Interest Period with respect to a given LIBOR Loan, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LIBO RATE RESERVE PERCENTAGE" means the reserve percentage applicable during any Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Lenders with respect to liabilities or assets consisting of or including LIBOR Liabilities having a term equal to such Interest Period.

         "LIBOR LIABILITIES" means deposit liabilities incurred through the London Interbank Market.

         "LIBOR LOAN" means a Loan for which Borrower has elected application of an interest rate based on the LIBO Rate.

         "LOAN" means a loan advanced under the Revolving Credit Loan or, when the context so requires, advanced as a Swingline Loan.

         "LOAN DOCUMENTS" means, collectively, each writing delivered at any time by Borrower to Lenders or Agent relating to the Revolving Credit Loan, the Swingline Loans, any Hedge Agreement or to any Letters of Credit.

         "MATERIAL ADVERSE CHANGE" means any material and adverse change in the business, Properties, or operations of the Consolidated Entities.

         "MATERIAL ADVERSE EFFECT" means any event or condition which, singly or in the aggregate with other events or conditions, materially and adversely affects the business, Properties, or operations of the Consolidated Entities, considered collectively.

         "MATURITY DATE" means March 31, 1999.

         "MAXIMUM LAWFUL AMOUNT" means the maximum lawful amount of interest, loan charges, commitment fees or other charges that may be assessed under Tennessee law or, if higher, under applicable federal law.

         "NATIONSBANK" means NationsBank of Tennessee, N.A., its successors and assigns.

         "NET EQUITY PROCEEDS" means the Net Proceeds of public issuances of equity securities by Borrower, less any amounts expended to redeem equity securities or to retire Subordinated Debt.

         "NET PROCEEDS" means gross proceeds of a transaction less reasonable and customary underwriter and brokerage fees and commissions, the fees and expenses of trustees and attorneys, and other reasonable and customary closing fees and expenses.

         "NON-CORPORATE SUBSIDIARY" means a Permitted Subsidiary that is other than a corporation.

         "NON-CORPORATE UNPERFECTED SUBSIDIARY" means a Non-Corporate Subsidiary, Borrower's interest in which is not subject to a perfected security interest to secure the Obligations.

         "NOTE" means any of the Revolving Credit Notes referred to in Section
2.3 hereof.

         "OBLIGATIONS" means the obligations of Borrower to Lenders to repay the Revolving Credit Loan, the obligation of Borrower to the Swingline Lender to repay the Swingline Loans, and all other obligations of Borrower and the Consolidated Entities to Lenders and to Agent under this Agreement and the other Loan Documents.

         "OPERATING LEASES" means leases that are not Capital Leases.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "PERMITTED ACQUISITION" means the acquisition (by asset purchase, stock purchase, merger or otherwise, subject to the other requirements of this definition set forth below) by Borrower or another Consolidated Entity of the assets of a Practice in the ordinary course of business (it being acknowledged that medical records and certain other professional assets that are required by Law to be owned by a physician Provider are not acquired in these transactions), which purchase meets all of the following criteria:

                  (a) The form of the acquisition shall have been of the assets of a Practice (by merger or otherwise) or, if for stock or other equity interest, the target acquired shall become a Permitted Subsidiary concurrently with the closing of the acquisition.

                  (b) Borrower shall have delivered to Lender, prior to closing the acquisition, unaudited pro forma financial statements demonstrating continued compliance with all covenants in this Agreement following the acquisition.

                  (c) Agent shall have issued its written consent to the acquisition prior to the closing thereof and following receipt and review of an Acquisition Certificate in the form attached hereto as Exhibit

                           1.2. This consent shall be required of Agent in the cases of those acquisitions (i) for which the total consideration is greater than eight (8) times Acquisition EBITDA over the previous twelve (12) months (with Acquisition EBITDA determined for the purpose of this Subsection (i) only based upon the pro forma financial performance of the acquired Practice over the twelve (12) -month period, including adjustment for cost savings that Borrower can establish will occur immediately following the transaction), (ii) for which the portion of the purchase price consisting of cash, Assumed Debt and Seller Debt exceeds three percent (3%) of Borrower's total assets as reported by Borrower pursuant to this Agreement most recently prior to the date of determination, (iii) in which the Acquisition EBITDA of the target is negative for either of the previous two (2) fiscal years, (iv) of more than three (3) Practices in a single transaction, (v) which, together with previous acquisitions within a single calendar year, total seven (7) or more Practices, or
                           (vi) for which any cash consideration exceeds sixty-five percent (65%) of the total consideration paid.

                  (d) Borrower shall have delivered to Agent such UCC searches and other lien searches as Agent may request to evidence compliance with the provisions of this Agreement.

         "PERMITTED ENCUMBRANCES" means all of the following:

                  (a) Encumbrances securing the payment of any of the Obligations.

                  (b) Encumbrances securing taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if Borrower has made reserve therefor as required by GAAP.

                  (c) Mechanics', repairmen's, materialmen's, warehousemen's, landlords' and other like liens arising by operation of law securing accounts that are not delinquent.

                  (d) Encumbrances on real property used by Borrower not securing monetary obligations, provided that the Encumbrances are of a type customarily placed on real property and do not materially impair the value of the affected property.

                  (e) Pledges or deposits in the ordinary course of business to secure nondelinquent obligations under workman's compensation or unemployment laws or similar legislation or to secure the performance of leases or contracts entered into in the ordinary course of business.

                  (e) Purchase Money Security Interests, to the extent permitted by Section 6.1.7 hereof.

         "PERMITTED SUBSIDIARY" means a Subsidiary that (i) is now or hereafter becomes a Borrower or a guarantor under this Agreement, (ii) is owned, in both economic interest and voting rights, by Borrower in an amount exceeding 50%,
(iii) is owned by Borrower in a proportion sufficient to allow Borrower to Control the Subsidiary, including the right to cause the Subsidiary to make lawful distributions of income, and the financial interest of Borrower therein is, in Agent's reasonable judgment, freely alienable by Borrower through a security interest granted therein or otherwise, and (iv) as to which Borrower has granted to Agent as additional security for the Loans, a first priority perfected security interest in its stock or other equity interest in the Subsidiary pursuant to documentation in form and substance acceptable to Agent and its counsel, with the validity and perfection of the security interest and other matters as Agent may reasonably require confirmed to Agent by an opinion of Borrower's outside counsel satisfactory to Agent in all respects, and with all expenses related to such documentation (including, but not limited to, filing fees and taxes and the reasonable fees and expenses of Lenders' and Agent's attorneys) to be paid by Borrower; provided, however, that Borrower need not grant a perfected security interest in its equity interest in a Non-Corporate Subsidiary in order for such Subsidiary to be a Permitted Subsidiary.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, governmental agency or political subdivision thereof, or any other form of entity.

         "PLAN" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any Subsidiary and covered by Title IV of ERISA or to which Section 412 of the IRC applies.

         "PRACTICE" means an oncology or hematology treatment center or an oncology or hematology medical practice (including, but not limited to, radiation oncology medical practices or treatment centers). Whenever in this Agreement "Practice" is used in describing an acquisition by Borrower, and if the reference relates to a medical practice, such reference is to the acquisition of the assets used in the operation of the Practice that can lawfully be acquired by Borrower or to the acquisition of an interest in an entity that owns, as of the time of purchase, only those assets that can be lawfully acquired by Borrower.

         "PRICING VALUES" means the Applicable LIBO Rate Margin, the Applicable Prime Rate Margin and the Applicable Commitment Fee.

         "PRIME RATE" shall be that rate announced by Agent from time to time as its Prime Rate and is one of several interest rate bases used by Agent. Lenders and Agent lend at rates both above and below Agent's Prime Rate and Borrower acknowledges that the Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by any Lender or Agent.

         "PRIME RATE LOAN" means a Loan for which Borrower has elected application of an interest rate based on the Prime Rate.

         "PRO RATA" OR "PRO RATA SHARE" refer to the apportionment among Lenders according to their respective total Commitments at the time of determination; provided, however, if at a time of determination there are principal amounts outstanding under the Revolving Credit Loan, and if any Lender has failed to fund any unrepaid Loan that was funded by any other Lender or Lenders, this apportionment shall be determined according to the respective total principal amounts of the Revolving Credit Loan held by the respective Lenders rather than by their Commitments.

         "PROPERTY" or "PROPERTIES" means any interest in any kind of property, whether real, personal, or mixed, or tangible or intangible.

         "PROVIDER" means an oncologist, hematologist, radiologist or other medical doctor whose specialty is complementary to the practice of oncology or hematology and who performs professional services respecting a Practice that is either managed by Borrower or the assets of which are owned by Borrower.

         "PROVIDER LOANS" means obligations of Providers for amounts owed to Consolidated Entities, whether resulting from loans advanced to the Providers or obligations otherwise accruing; provided, however, that Provider Loans shall not include (i) amounts owed by Providers as accounts payable for management or service fees that arise in the ordinary course of business and which are not outstanding more than thirty (30) days, or (ii) amounts advanced to Providers in the ordinary course of business pursuant to Service Agreements (including, but not limited to, amounts advanced to Providers that are used by Providers to pay their accounts payable to Borrower for management or service fees described in
(i) above), which advances (x) are not outstanding more than ninety (90) days and (y) are secured by security interests in accounts receivable of the Providers which equal or exceed the amount of the related Provider Loans, which security interests need not be perfected as of the Closing Date or thereafter, except that such security interests must be perfected within thirty (30) days after Borrower receives written notice from Agent that the Majority Lenders have elected to require that the security interests in Provider accounts receivable be perfected.

         "PURCHASE MONEY DEBT" means a Liability that is secured by a Purchase Money Security Interest.

         "PURCHASE MONEY SECURITY INTEREST" means an Encumbrance on specific equipment (including the Encumbrance arising under a Capital Lease), provided that (i) the Liability secured by any such Encumbrance shall have arisen at the time of the acquisition thereof and shall not exceed 100% of the cost of the equipment to the entity acquiring the same, and (ii) each such Encumbrance shall attach only to the equipment acquired with the proceeds of the Liability secured thereby.

         "REIMBURSEMENT OBLIGATIONS" has the meaning assigned in Section 2.16.2 of this Agreement.

         "REQUIRED LENDERS" means at least three (3) Lenders holding at least 75% of the total Commitments for the Revolving Credit Loan; provided, however, if at a time of determination there are principal amounts outstanding under the Revolving Credit Loan, and if any Lender has failed to fund any unrepaid Loan that was funded by any other Lender or Lenders, this determination shall be made according to Lenders holding the required percentage of principal amounts of the Revolving Credit Loan rather than by the outstanding Commitments.

         "REVOLVING CREDIT LOAN" means the revolving credit loan described in
Article II hereof.

         "SEAFIELD POSITION" means the equity interest of Seafield Capital Corporation in Borrower.

         "SELLER" means the former owner of a Practice that is acquired by a Consolidated Entity.

         "SELLER DEBT" means a Liability incurred in favor of one or more Sellers representing part of the purchase price of a Practice.

         "SERVICE AGREEMENT" means one of those service or management agreements now in effect or hereafter entered into by Borrower and Providers in connection with the management of oncology practices and/or IMPACT Centers.

         "SIGNIFICANT CONSOLIDATED ENTITY" means (i) Borrower, or (ii) any Consolidated Entity other than Borrower that accounts for more than five percent (5%) of either Borrower's total assets determined on a consolidated basis as of the end of the most recent fiscal quarter or of Borrower's Consolidated EBITDA for the most recent fiscal quarter, from time to time; provided, however, that for as long as any facts that would otherwise constitute Events of Default exist with respect to more than one Consolidated Entity at any time, such that the total contribution of all affected Consolidated Entities exceeds more than five percent (5%) of either Borrower's total assets determined on a consolidated basis as of the end of the most recent fiscal quarter or of Borrower's Consolidated EBITDA for the most recent fiscal quarter, each Consolidated Entity shall be considered a Significant Consolidated Entity.

         "SOLVENT" shall mean, as to any Person, that as of any date of determination, (i) the then fair value of the assets of such Person is (a) greater than the then total amount of liabilities (including subordinated liabilities) of such Person and (b) greater than the amount that will be required to pay such Person's probable liability on such Person's then existing debts as they become absolute and matured, (ii) such Person's capital is not unreasonably small in relation to its business, and (iii) such Person has not incurred and does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due.

         "SUBORDINATED DEBT" means any unsecured Liability that is subordinated as to payment, liquidation, collection and collection in bankruptcy to the obligations of Borrower to Lenders pursuant to subordination documentation in form and substance acceptable to Agent and which has a maturity of no earlier than three (3) months following the latest applicable Maturity Date.

         "SUBSIDIARY" means any present or future corporation, joint venture, limited liability company, or partnership, at least a majority of whose outstanding voting stock or other voting securities or interests shall at the time be owned directly or indirectly by Borrower.

         "SWINGLINE BORROWING NOTICE" has the meaning assigned in Section 2.17.3(b) hereof.

         "SWINGLINE LENDER" shall mean NationsBank of Tennessee, N.A.

         "SWINGLINE LOAN" means a loan advanced under Section 2.17 hereof.

         "SWINGLINE NOTE" shall mean the promissory note of the Borrowers in substantially the form of Exhibit 1.3 hereto executed and delivered to the Swingline Lender, together with any amendments, modifications and supplements thereto and restatements thereof.

         "TAXES" means all taxes and assessments, whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed on the Consolidated Entities or on any of their properties or assets or any part thereof or in respect of any of their franchises, businesses, income or profits.

         "TOTAL FUNDED DEBT" means all obligations for borrowed money, including, but not limited to, advances under the Revolving Credit Loan, all Seller Debt (except for Subordinated Debt) and all Capitalized Leases, whether short-term or long-term, and including all stated and undrawn amounts under Letters of Credit. Subordinated Debt is not included in Total Funded Debt.

         "UCC" means the Uniform Commercial Code as adopted in Tennessee, as it may be amended from time to time.

         "UNION PLANTERS" means Union Planters National Bank, its successors and assigns.

         "UNMATURED DEFAULT" means any event or condition that, but for the giving of any required notice by Agent and/or the passing of time, would be an Event of Default hereunder.

         1.2 Terms Generally.

             1.2.1 Computations; Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP. If a change in GAAP after the date of this Agreement would require a change affecting the calculation of any requirement under this Agreement, then Agent and Borrower shall negotiate in good faith for the amendment of the affected requirements; provided, however, until and unless such an amendment is agreed upon, the requirements of this Agreement shall remain as written and compliance therewith shall be determined according to GAAP as in effect prior to the change.

             1.2.2 Gender and Number. Words used herein indicating gender or number shall be read as context may require.

             1.2.3 References Include Successors. References herein to specific Laws, regulatory bodies, parties or agreements also refer to any successor Laws, regulatory bodies, and parties, and to all modifications, extensions, renewals and restatements of agreements.

             1.2.4 References to This Agreement. "Herein," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular provision hereof, unless otherwise expressly stated.

             1.2.5 Limitations of Knowledge. Certain representations and warranties are made herein the Best of Borrower's Knowledge. These limitations reflect only Borrower's special interest in disclosing that no targeted diligence has been performed as to these matters in connection with this

         Agreement. Should any matter so represented or warranted be discovered to be false, then, irrespective of the knowledge qualification, the representation or warranty shall be deemed breached and shall constitute an Event of Default or Unmatured Default hereunder, as may apply.

                                    II. LOANS

         Concurrently with the execution of this Agreement, Lenders agree on a several basis, and not on a joint basis, in accordance with their respective Commitments, to make the Revolving Credit Loan to Borrower, under the following terms and conditions:

         2.1 Amount of Revolving Credit Loan. The principal indebtedness of Borrower to Lenders under the Revolving Credit Loan shall not exceed Forty-Five Million and No/100 Dollars ($45,000,000.00) less the outstanding principal balance of Swingline Loans outstanding from time to time.

         2.2 Use of Proceeds of Revolving Credit Loan. The proceeds of the Revolving Credit Loan shall be used by Borrower for (i) Permitted Acquisitions,
(ii) other Capital Expenditures, (iii) the development of IMPACT Centers and of ancillary services to be offered by Providers, (iv) as to up to Ten Million and No/100 Dollars ($10,000,000.00), for working capital purposes.

         2.3 Revolving Credit Loan Notes. Borrower's obligations under the Revolving Credit Loan shall be evidenced by Revolving Credit Loan Notes in favor of the respective Lenders in the form included as Exhibit 2.3 hereto payable to each Lender for its Commitment.

         2.4 Separate Commitments of Lenders. Borrower acknowledges that each Lender's commitment to fund its portion of the Revolving Credit Loan is made by each Lender severally, and neither Agent nor any Lender shall be liable for the failure of another Lender to timely perform under this Agreement.

         2.5 Advances of Loans. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Loans under the Revolving Credit Loan, provided that the outstanding principal balance of the Revolving Credit Loan shall not at any time exceed the amounts permitted under Section 2.1 above, and further provided that no new borrowings may be obtained after January 1, 1997, if amortization of the Revolving Credit Loan is then required under
Section 2.10 hereof. Loans shall be disbursed as follows:

                  2.5.1 Loans Advanced Pursuant to Borrowing Notices.

                           2.5.1(a) Applicability. Loans under the Revolving
                  Credit Loan may be LIBOR Loans, Prime Rate Loans, or a combination thereof, and the funding thereof shall be subject to this Section 2.5.1.

                           2.5.1(b) Borrowing Notices. As long as Borrower meets
                  the conditions for funding stated in this Agreement, Borrower may submit requests for Loans ("Borrowing Notices") to Agent. All requests shall be made in writing (or by telephone, subject to such security procedures as Agent may require from time to time, provided that all telephonic notices shall be confirmed by written Borrowing Notices within one (1) Business
                  Day) and shall specify the proposed disbursement date for the requested Loan; the amount of the Loan; the purpose of the Loan (characterized in accordance with Section 2.2 above); the type of Loan, i.e., LIBOR Loan or Prime Rate Loan; and if a LIBOR Loan, the designated Interest Period. Each Borrowing Notice shall irrevocably obligate Borrower to accept the Loan requested thereby. Borrowing Notices shall be in the form of
                  Exhibit 2.5.1(b) hereto or such other form as Agent may from time to time require.

                           2.5.1(c) Funding of Loans. Lenders shall fund their
                  respective portions of requested Loans on the next following Banking Day after the Banking Day of Agent's receipt of the Borrowing Notice, in the case of Prime Rate Loans, and on the second (2nd) Banking Day following the Banking Day of Agent's receipt of the Borrowing Notice, in the case of LIBOR Loans. All funds shall be disbursed directly into an account maintained by Borrower with Agent. Borrower agrees that if any Lender elects to fund any requested Loan(s) sooner after requested than is required hereunder, the Lender may nevertheless use the entire response period allowed hereunder upon receipt of any subsequent request, at the Lender's sole option.

                           2.5.1(d) Prime Rate Loan Limitations. Individual
                  Prime Rate Loans shall be in the minimum amount of One Hundred Thousand and No/100 Dollars ($100,000.00) each. Any number of Prime Rate Loans may be outstanding at any one time.

                           2.5.1(e) LIBOR Loan Limitations. Individual LIBOR
                  Loans shall be in the minimum amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) each. No more than three (3) LIBOR Loans may be outstanding under the Revolving Credit Loan.

                                     2.5.1(f) Additional Limitation on LIBOR
                           Interest Periods. Notwithstanding anything to the contrary in this Agreement, if an Unmatured Event of Default or an Event of Default shall have occurred and be continuing, no additional LIBOR Loans may be created or continued and no Prime Rate Loan may be converted into a LIBOR Loan.

                           2.5.2 Conversion of Loans. Borrower shall have the right, on prior irrevocable written notice to Agent given two
                  (2) Banking Days prior to the date of any requested conversion, to convert any Prime Rate Loan or LIBOR Loan into a Loan of another type, or to continue any LIBOR Loan for another Interest Period, subject in each case to the following:

                                     2.5.2(a) Application of Loans. Each
                           conversion shall be effected by applying the proceeds of the new LIBOR Loan and/or Prime Rate Loan, as the case may be, to the Loan (or portion thereof) being converted.

                                     2.5.2(b) Notices of Conversions. Each
                           notice pursuant to this 2.5.2(b) shall be irrevocable and shall refer to this Agreement and specify the identity and principal amount of the particular Loan that Borrower requests be converted or continued; if such notice requests conversion, the date of such conversion (which shall be a Business Day); and if a Loan is to be converted to a LIBOR Loan or a LIBOR Loan is to be continued, the Interest Period with respect thereto. No LIBOR Loan shall be converted at any time other than at the end of the Interest Period applicable thereto, except in accordance with Section
                           2.11 hereof. Conversion notices shall be in the form attached as Exhibit 2.5.1(b) hereto.

                           2.5.3 Absence of Election. If Borrower fails to give Agent notice to continue any LIBOR Loan for a subsequent period, such LIBOR Loan (unless repaid) shall automatically be converted into a Prime Rate Loan. If Borrower fails to specify in any Borrowing Notice the type of borrowing or, in the case of a LIBOR Loan, the applicable Interest Period, Borrower will be deemed to have requested a Prime Rate Loan.

                           2.5.4 Implied Representations Upon Request for Loan. Upon making any request for any Loan, Borrower shall be deemed to have warranted to Agent and Lenders that all conditions to funding set forth in Article III hereof are satisfied.

                           2.5.5 Advance Not Waiver. Either Lender's making of any Loan that it is not obligated to make under any provision of Article III hereof or any other provision hereof shall not be construed as a waiver of the Lenders' right to withhold future Loans, declare an Event of Default, or otherwise demand strict compliance with this Agreement, acting through Agent as permitted by the terms hereof.

                           2.5.6 Draws by Debit Memorandum. Agent may cause
                  Lenders to draw amounts that may be available under the Revolving Credit Loan to pay any Obligation that is not otherwise timely paid.

                  2.6 Interest. Interest shall accrue on each Loan as follows:

                           2.6.1 Prime Rate Loans. Interest shall accrue on each
                  Prime Rate Loan at an annual rate equal to the Prime Rate plus the Applicable Prime Rate Margin, said rate to change contemporaneously with any change in the Prime Rate.

                           2.6.2 LIBOR Loans. Interest shall accrue on each
                  LIBOR Loan at a rate equal to the LIBO Rate for the selected Interest Period plus the Applicable LIBO Rate Margin.

                           2.6.3 Additional Interest on LIBOR Loans. In addition
                  to the interest described above, Borrower shall pay to Lenders, if and so long as Lenders shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including LIBOR Liabilities, additional interest on the unpaid principal amount of each LIBOR Loan, from the date of such advance until said principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period from (ii) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period. This additional interest shall be payable on each date on which interest is payable. The amount of additional interest shall be determined by each Lender, who shall notify Borrower and Agent thereof and whose determination shall be conclusive, absent manifest error.

                           2.6.4 Calculation of Interest. Interest for both
                  Prime Rate Loans and LIBOR Loans shall be computed on the basis of a 360-day year counting the actual number of days elapsed. Interest shall accrue on the Business Day a Loan is extended and shall accrue through the Banking Day prior to the Banking Day on which it is repaid.

                           2.6.5 Default Rate. Notwithstanding the foregoing,
                  upon the occurrence of an Event of Default and during the continuation of such Event of Default, interest shall be charged at the Default Rate, regardless of whether

                  Lenders have elected to exercise any other remedies available to Lenders, including, without limitation, acceleration of the maturity of the outstanding principal of the Revolving Credit Loan. All such interest shall be paid without demand on the Interest Payment Dates applicable to Prime Rate Loans.

                           2.6.6 Payment of Interest. Interest for Prime Rate
                  Loans and LIBOR Loans shall be due and payable in arrears, without notice, on each Interest Payment Date.

                           2.6.7 Usury Savings Provision. It is the intention of
                  the parties that all charges under or in connection with this Agreement and the Obligations, however denominated, and including (without limitation) all interest, commitment fees, late charges and loan charges, shall be limited to the Maximum Lawful Amount. Such charges hereunder shall be characterized and all provisions of the Loan Documents shall be construed as to uphold the validity of charges provided for therein to the fullest possible extent. Additionally, all charges hereunder shall be spread over the full permitted term of the Obligations for the purpose of determining the effective rate thereof to the fullest possible extent, without regard to prepayment of or the right to prepay the Obligations. If for any reason whatsoever, however, any charges paid or contracted to be paid in respect of the Obligations shall exceed the Maximum Lawful Amount, then, without any specific action by Lenders, Agent or Borrower, the obligation to pay such interest and/or other charges shall be reduced to the Maximum Lawful Amount in effect from time to time, and any amounts collected by Lenders that exceed the Maximum Lawful Amount shall be applied to the reduction of the principal balance of the Obligations and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Obligations exceed the Maximum Lawful Amount. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and Lenders with respect to the Obligations.

                  2.7 Alternate Rate of Interest if LIBOR Unavailable. In the event, and on each occasion, that on the date of commencement of any Interest Period for a LIBOR Loan, a Lender shall have determined (i) that dollar deposits in the amount of the requested principal amount of such LIBOR Loan are not generally available in the London Interbank Market; (ii) that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lender of making or maintaining such LIBOR Loan during such Interest Period; or (iii) that reasonable means do not exist for ascertaining the LIBO Rate, the Lender shall, as soon as practicable thereafter, give written or telephonic notice of such determination to Borrower. In the event of any such determination, any request by Borrower for a LIBOR Loan under this Agreement shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Prime Rate Loan. Each determination by the Lender hereunder shall be conclusive absent manifest error.

                  2.8 Change in Circumstances.

                           2.8.1 Imposition of Requirements. Notwithstanding any
                  other provision herein, if after the date of this Agreement any change in applicable Laws or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of Law) shall change the basis of taxation of payments to a Lender under any LIBOR Loan made by the Lender or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income, gross receipts or added value of a Lender by the country in which the Lender is located, or by the jurisdiction in which a Lender has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on LIBOR Liabilities) or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender or shall impose on a Lender or the London Interbank Market any other condition affecting this Agreement or LIBOR Loans made by a Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining its LIBOR Loan or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by the affected Lender to be material, then Borrower will pay to such Lender such additional amount or amounts as will compensate the Lender for such additional costs of reduction.

                           2.8.2 Other Changes. If either (i) the introduction
                  of, or any change in, or in the interpretation of, any United States or foreign Law; or (ii) compliance with any directive, guidelines or request from any central bank or other United States or foreign Governmental Authority (whether or not having the force of law) promulgated or made after the date hereof, affects or would affect the amount of capital required or expected to be maintained by a Lender (or any lending office of a Lender) or any corporation directly or indirectly owning or controlling a Lender (or any lending office of a Lender) based upon the existence of this Agreement, and the Lender shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder (including its commitment) to a level below that which the Lender or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that Lender's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by the Lender (in its sole discretion) to be material, then, from time to time, Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction attributable to making, funding and maintaining its commitment and Loans hereunder.

                           2.8.3 Computation of Amounts. A certificate of a
                  Lender setting forth the basis and method of computation of such amount or amounts specified in Sections 2.11.1 and 2.11.2 hereof as shall be necessary to compensate the Lender (or its participating banks) as specified above, as the case may be, shall be delivered to Borrower and shall be conclusive absent manifest error; provided however, that Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent that (i) any change in Laws giving rise to increased costs occurs after the date of this Agreement; and (ii) the Lender gives notice of the change giving rise to increased costs within one hundred eighty (180) Business Days after the Lender has, or with reasonable diligence should have had, knowledge of the change, or else Lender can only collect costs from and after the date of the notice. Subject to the foregoing, Borrower shall pay the affected Lender the amount shown as due on any such certificate within ten (10) Business Days after its receipt of such certificate.

                           2.8.4 No Duty to Contest. The protection of this
                  Section 2.8 shall be available to a Lender regardless of any possible contention of invalidity or inapplicability of the Law or condition that shall have been imposed. Should a Lender assess any charge to Borrower under this Section 2.8, and provided that Borrower pays the assessment to the Lender, Borrower may thereafter undertake, at Borrower's own expense, any contest of the matters giving rise to the charge that may, in the opinion of Borrower's independent counsel issued to the affected Lender, and concurred in by counsel to the Lender, have a reasonable chance of success, provided further that the contest would not require the assertion of any position contrary to a position taken by the Lender generally with taxing authorities or any other involved parties and that there does not exist any other circumstance that would disadvantage the Lender in the event of such contest, as the affected Lender may determine in its discretion. The affected Lender shall offer reasonable participation to Borrower for the purpose of enabling Borrower to pursue the contest of such issue, with all expenses, including fees and expenses of the affected Lender's counsel, to be paid by Borrower.

                  2.9 Change in Legality of LIBOR Loans. Notwithstanding anything to the contrary herein contained, if any change in any Law or in interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for a Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to Borrower, the Lender may (i) declare that LIBOR Loans will not thereafter be made by the Lender hereunder, whereupon Borrower shall be prohibited from requesting LIBOR Loans from the Lender hereunder unless such declaration is subsequently withdrawn; and (ii) require that all outstanding LIBOR Loans made by it be converted to Prime Rate Loans, in which event (a) all such LIBOR Loans shall be automatically converted to Prime Rate Loans (but without imposition of any additional charge that would normally become due under Section 2.8 hereof) as of the effective date of such notice, and (b) all payments and prepayments of principal that would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the Prime Rate Loans resulting from the conversion of such LIBOR Loans. For purposes of this Section 2.9, a notice to Borrower by the Lender pursuant to (a) above shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the date of receipt by Borrower.

                  2.10 Principal Repayment. All remaining principal outstanding under the Revolving Credit Loan shall become due on the Maturity Date or the earlier acceleration of the Revolving Credit Loan in accordance with the terms of this Agreement.

                  2.11 Prepayment of LIBOR Loans.

                           2.11.1 Notice of LIBOR Loan Prepayment. Borrower may,
                  upon two (2) Banking Days' prior written notice to Agent, and upon payment of all applicable premiums set forth in Section
                  2.11.3 hereof, prepay any outstanding LIBOR Loans prior to any Interest Payment Date for such LIBOR Loans, in whole or in part. Each notice of prepayment of any LIBOR Loan shall specify the date and amount of such prepayment and shall be irrevocable.

                           2.11.2 Amount of LIBOR Loan Prepayment. Each partial
                  prepayment of any LIBOR Loan shall be in an aggregate principal amount which is the lesser of (i) the then outstanding principal balance of the one or more LIBOR Loans to be prepaid, or (ii) Five Hundred Thousand and No/100 Dollars ($500,000.00) or an integral multiple thereof. Interest on the amount prepaid accrued to the prepayment date shall be paid on such date.

                           2.11.3 LIBOR Loan Prepayment Premium. Upon prepayment
                  of any LIBOR Loan on a date other than the relevant Interest Payment Date for such borrowing, Borrower shall pay to Lenders, in addition to all other payments then due and owing Lenders, premiums which shall be equal to an amount, if any, reasonably determined by Agent to be the difference between the rate of interest then applicable to the relevant LIBOR Loan and the yield Lenders would receive upon reinvestment of so much of the relevant LIBOR Loans as is prepaid for the remainder of the term of the relevant LIBOR Loan or Loans. Anything in this Section 2.11.3 to the contrary notwithstanding, the premiums payable upon any such prepayment shall not exceed the amount, if any, determined by Agent to be the difference between the rate of interest then applicable to the relevant LIBOR Loan and the yield that Lenders could receive upon reinvestment in the "Floor Reinvestment" of so much of the relevant LIBOR Loan as is prepaid for the remainder of the term of the relevant LIBOR

                  Loan. For purposes hereof, "Floor Reinvestment" shall mean an investment for the time period from the date of such prepayment to the end of the relevant Interest Period applicable to such LIBOR Loan at an interest rate per annum equal to the federal funds "offered" rate as published in the Wall Street Journal on the date of such prepayment. All determinations, estimates, assumptions, allocations and the like required for the determination of such premiums shall be made by Agent in good faith and shall be presumed correct absent manifest error.

                  2.12 Prepayment of Prime Rate Loans. Borrower may at any time prepay any outstanding Prime Rate Loans prior to the Maturity Date in whole or in part without premium or penalty.

                  2.13 Fixed Commitment Fees. Upon the execution of this Agreement, Borrower shall pay commitment fees (i) to AmSouth, in the amount of Sixty-Five Thousand and No/100 Dollars ($65,000.00), (ii) to Union Planters, in the amount of Sixteen Thousand Two Hundred Fifty and No/100 Dollars ($16,250.00), and (iii) to NationsBank, in the amount of Thirty-Two Thousand Five Hundred and No/100 Dollars ($32,500.00). These commitment fees are not refundable or proratable.

                  2.14 Periodic Commitment Fee Based on Use of Facilities. Borrower shall pay to Agent for distribution to Lenders Pro Rata an additional commitment fee for the unused portion of the Revolving Credit Loan. This fee shall be determined by applying the Applicable Commitment Fee to the average daily unused balance of the Revolving Credit Loan. The commitment fee shall be paid in arrears on each Interest Payment Date applicable to Prime Rate Loans. This commitment fee is not refundable or proratable.

                  2.15 Agent's Fee. On the Closing Date, and on each subsequent anniversary thereof excepting only an anniversary corresponding to the Maturity Date, Borrower shall pay to Agent a fee of Five Thousand and No/100 Dollars ($5,000.00) for each Lender (inclusive of Agent) then a party to this Agreement. If any additional Lender becomes a party to this Agreement between anniversary dates as to increase the total number of Lenders, a like fee shall be paid to Agent with respect to that Lender upon its entry, prorated to reflect the balance of the year remaining until the next anniversary of the Closing Date. On the Closing Date, Borrower shall further pay to Agent an arrangement fee of Sixty-Seven Thousand Five Hundred and No/100 Dollars ($67,500.00).

                  2.16 Letters of Credit. Subject to the terms and conditions of this Agreement, Lenders' respective Commitments for the Revolving Credit Loan may be utilized, upon the request of Borrower, for the issuance by NationsBank of letters of credit (the "Letters of Credit") for the account of Borrower for uses that would be permitted for the Revolving Credit Loan; provided that in no event shall (i) the aggregate amount of all stated and undrawn amounts under Letters of Credit (the "Letter of Credit Liabilities"), together with the aggregate principal amount of the Loans advanced under the Revolving Credit Loan, exceed the amount stated in Section 2.1 hereof, (ii) the outstanding aggregate amount of all Letter of Credit Liabilities together with all advances for working capital purposes exceed in the aggregate Ten Million Five and No/100 Dollars ($10,000,000.00), or (iii) the expiration date of any Letter of Credit extend beyond the Maturity Date applicable to the Revolving Credit Loan. The following additional provisions shall apply to Letters of Credit:

                           2.16.1 Procedure for Issuance. Borrower shall give
                  Agent at least three (3) Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than thirty (30) days preceding the Maturity Date) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including its beneficiary) and the nature of the transactions or obligations proposed to be supported. Borrower shall be the account party for each Letter of Credit, including Letters of Credit issuable to a beneficiary having a claim or potential claim against a Subsidiary of Borrower.

                           2.16.2 Participation Among Lenders. On each day
                  during the period commencing with the issuance by NationsBank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated or, if drawn upon, until the resulting obligations of reimbursement (the "Reimbursement Obligations") have been satisfied in full by Borrower (whether by a borrowing under this Agreement or otherwise), the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement (including, but not limited to, the calculation of availability and of the nonuse fee) in an amount equal to such Lender's Pro Rata Share of the Letter of Credit Liabilities associated with such Letter of Credit. Each Lender (other than NationsBank) agrees that, upon the issuance of any Letter of Credit, it shall automatically be deemed to have acquired a participation in NationsBank's liability under such Letter of Credit in an amount equal to such Lender's Pro Rata Share of such liability, and each Lender (other than NationsBank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to NationsBank to pay and discharge when due, its Pro Rata Share of NationsBank's liability under such Letter of Credit.

                           2.16.3 Reimbursement Obligation. Upon receipt from
                  the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, NationsBank shall promptly notify Borrower of the amount to be paid by NationsBank as a result of such demand and the date on which payment is to be made by NationsBank to such beneficiary in respect of such demand. Borrower hereby unconditionally agrees to pay and reimburse Agent for the account of NationsBank and the other Lenders Pro Rata with respect to the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by NationsBank to the beneficiary under such Letter of

                  Credit, without presentment, demand, protest or other formalities of any kind. Any amounts not so paid or borrowed as set forth in Section 2.16.4 below shall bear interest at the rate(s) specified in the documents relating to the issuance of the Letter of Credit (the "Letter of Credit Documents") or, if higher, at the rate(s) specified on the Notes (including the Default Rate, if applicable).

                           2.16.4 Means of Reimbursement. Forthwith upon its
                  receipt of a notice referred to in Section 2.16.3 hereof, Borrower shall advise Agent whether or not Borrower intends to obtain a Loan to finance its obligation to reimburse NationsBank for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in this Agreement. In the event that Borrower fails to so advise Agent, and if Borrower fails to reimburse NationsBank for a demand for payment under a Letter of Credit by the date of such payment, Agent shall give each Lender prompt notice of the amount of the demand for payment, specifying such Lender's Pro Rata Share of the amount of the related demand for payment, and Borrower shall be deemed in default hereunder for breaching Section 2.16.3 above.

                           2.16.5 Payments by Lenders. Each Lender (other than
                  NationsBank) shall pay to Agent for the account of NationsBank in Dollars and in immediately available funds, such Lender's Pro Rata Share of any payment under a Letter of Credit upon notice by Agent to such Lender requesting such payment and specifying such amount as provided in Section 2.16.4. Each such Lender's obligation to make such payments to Agent for the account of NationsBank under this Section 2.16.5, and NationsBank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the failure of any other Lender to make its payment under this Section 2.16.5, the financial condition of Borrower, the existence of any Unmatured Default or Event of Default or the termination of the Commitments. Each such payment to NationsBank shall be made without any offset, abatement, withholding or reduction whatsoever; provided, nothing contained in the foregoing shall limit NationsBank's liability for its gross negligence or willful misconduct in improperly honoring a draft drawn under a Letter of Credit.

                           2.16.6 Settlement Among Lenders. Upon the making of
                  each payment by a Lender to NationsBank pursuant to Section
                  2.16.5 above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of Agent, NationsBank or such Lender, acquire (i) a participation in any amount equal to such payment in the Reimbursement Obligation owing to NationsBank by Borrower under this Agreement and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Pro Rata Share in any interest or other amounts payable by Borrower under such Letter of Credit Documents and the other Loan Documents in respect of such Reimbursement Obligation. Upon receipt by NationsBank from or for the account of Borrower of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of set-off or application of proceeds of any collateral security) NationsBank shall promptly pay to Agent for the account of each Lender who shall have previously assumed a participation in such payment under clause (ii) above, such Lender's Pro Rata Share of such payment, each such payment by NationsBank to be made in the same money and funds in which received by NationsBank. In the event any payment received by NationsBank and so paid to Lenders is rescinded or must otherwise be returned by NationsBank, each Lender shall, upon the request of NationsBank (through Agent), repay to NationsBank (through Agent) the amount of such payment paid to such Lender, with interest at the rate specified in Section 2.16.10.

                           2.16.7 Letter of Credit Fee. Borrower shall pay to
                  Agent for the account of each Lender a letter of credit fee in respect of each Letter of Credit on the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears on the first day of each calendar quarter and on the Maturity Date applicable to the Revolving Credit Loan and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day) in an amount equal to the Applicable LIBO Rate Margin(s) in effect during the relevant period. All calculations of Letter of Credit fees shall be based on a 360 day year counting the actual number of elapsed days.

                           2.16.8 Letter of Credit Information. Upon the request
                  of any Lender from time to time, NationsBank shall deliver any information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

                           2.16.9 Conditions Relating to Letters of Credit. The
                  issuance by NationsBank of each Letter of Credit shall be subject, in addition to the conditions precedent set forth in
                  Article III hereof (as though the issuance of the Letter of Credit were the making of a Loan), to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to NationsBank consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) Borrower shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as NationsBank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type; provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control.

                           2.16.10 Payments Among Lenders. In the event that any
                  Lender fails to pay any amount required to be paid pursuant to this Section 2.16 when due, such Lender shall pay interest to NationsBank (through Agent) on such amount from and including such due date to but excluding the date such payment is made
                  (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the federal funds rate (as in effect from time to time as determined by Agent) and (ii) thereafter, at a rate per annum equal to the Prime Rate plus 2.0%.

                           2.16.11 Modifications. The issuance by NationsBank of
                  any modification or supplement to any Letter of Credit shall be subject to the same conditions applicable under this
                  Section 2.16 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued unless either
                  (x) the respective Letter of Credit as affected by such action would have complied with such conditions had it originally been issued in such modified or supplemented form or (y) each Lender shall have consented to such modification or supplement.

                           2.16.12 Absolute Obligations of Borrower. The
                  obligations of Borrower under this Section 2.16 shall be unconditional and absolute and shall not be affected, modified or impaired, upon the happening at any time or from time to time of any event, including any of the following, whether or not with notice to or the consent of Borrower:

                                      2.16.12(a) the compromise, settlement,
                           release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions covenants or agreements of any Person in respect of any of the Loan Documents;

                                      2.16.12(b) the occurrence, or the failure
                           by Agent, any Lender or any other Person to give notice to Borrower of the occurrence, of any Event of Default or any default under any of the other Loan Documents;

                                      2.16.12(c) the waiver of the payment,
                           performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Loan Documents;

                                      2.16.12(d) the extension of the time for
                           performance of any other obligations, covenants or agreements of any Person under or arising out of any of the Loan Documents;

                                    2.16.12(e) the taking or the omission of any
                           of the actions referred to in any of the Loan Documents;

                                      2.16.12(f) any failure, omission or delay
                           on the part of Agent, any Lender, Borrower or the beneficiary of any Letter of Credit to enforce, assert or exercise any right, remedy, power or privilege conferred by this Agreement or any of the Loan Documents, or any other act or acts on the part of Agent, any Lender, Borrower or the beneficiary of any Letter of Credit;

                                      2.16.12(g) the voluntary or involuntary
                           liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings which affect, Borrower or any other party to any of the Loan Documents;

                                      2.16.12(h) any lack of validity or
                           enforceability of this Agreement, any Letter of Credit or any other Loan Document, or any allegation of invalidity or unenforceability or any contest of such validity or enforceability;

                                      2.16.12(i) the existence of any claim,
                           set-off, defense or other right which Borrower may have at any time against Agent, any Lender or any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom the Lender or any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement or any of the other Loan Documents or any of the transactions contemplated by any Loan Document or any unrelated transaction;

                                      2.16.12(j) any statement in any
                           certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

                                      2.16.12(k) payment by NationsBank under
                           any Letter of Credit against presentation of a demand or certificate which does not comply with the terms of such Letter of Credit;

                                      2.16.12(l) the release or discharge by
                           operation of law of Borrower form the performance or observance of any obligation, covenant or agreement contained in any of the Loan Documents; or

                                      2.16.12(m) any other circumstance or
                           happening whatsoever, whether or not similar to any of the foregoing.

                           2.16.13 Without affecting Borrower's liability under
                  any other provision of this Agreement, Borrower agrees to indemnify each of NationsBank, Agent and Lenders and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceeding (including, in respect of NationsBank and Agent, any such investigations, litigation or other proceeding between NationsBank or Agent and any Lender) relating to (a) the execution and delivery of any Letter of Credit; (b) the use of the proceeds of any drawing under any Letter of Credit; or (c) the transfer or substitution of, or payment or failure to pay under, any Letter of Credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding damages, losses, liabilities or expenses to the extent, but only to the extent, incurred by reason of the willful misconduct or gross negligence of NationsBank in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit. It shall not be a condition to any such indemnification that NationsBank, Agent or any Lender shall be a party to any such investigations, litigation or other proceeding. Nothing in this Paragraph 2.16 is intended to limit Borrower's payment obligations under this Agreement.

                           2.16.14 Borrower assumes all risks of the acts or
                  omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of Agent, any Lender nor any of their respective affiliates, officers, directors, employees, attorneys or agents shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with such Letter of Credit;
                  (b) the validity, sufficiency or genuineness of documents presented to NationsBank, or of any endorsement on such documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by NationsBank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or
                  (d) any other circumstances whatsoever in making or failure to make payment under any Letter of Credit; provided that Borrower shall have a claim against NationsBank to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by NationsBank's willful misconduct or gross negligence in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, NationsBank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                  2.17 Swingline Loans. The Swingline Lender hereby agrees to extend to Borrower Swingline Loans in the aggregate amount not to exceed One Million and No/100 Dollars ($1,000,000.00), on the following terms and conditions.

                           2.17.1 Use of Proceeds of Swingline Loans. Borrower
                  may use the proceeds of Swingline Loans for any purpose permitted for the proceeds of the Revolving Credit Loan under
                  Section 2.2 of this Agreement. To the extent proceeds of Swingline Loans are used for working capital purposes, they shall be applied to reduce the amount of the Revolving Credit Loan that may be used for working capital purposes under
                  Section 2.2 of this Agreement.

                           2.17.2 Swingline Note. The Swingline Loans shall be
                  evidenced by the Swingline Note.

                           2.17.3 Funding of Swingline Loans Advanced Pursuant
                  to Borrowing Notices.

                                      2.17.3(a) Applicability. Except for
                           Swingline Loans made pursuant to Account Agreements as provided in Section 2.17.4 hereof, the funding of Swingline Loans shall be subject to this Section 2.17.3.

                                      2.17.3(b) Borrowing Notices. As long as
                           Borrower meets the conditions for funding stated in this Agreement, Borrower may submit requests for Swingline Loans ("Swingline Borrowing Notices") to the Swingline Lender. All requests shall be made in writing (or by telephone, subject to such security procedures as the Swingline Lender may require from time to time, provided that all telephonic notices shall be confirmed by written Swingline Borrowing Notices within one (1) Business Day) and shall specify the proposed date of the requested disbursement and the aggregate amount of such disbursement. Each Swingline Borrowing Notice shall irrevocably obligate Borrower to accept the Swingline Loan requested thereby. Swingline Borrowing Notices shall be in such form as the Swingline Lender may from time to time require.

                                      2.17.3(c) Funding of Swingline Loans. The
                           Swingline Lender shall fund Swingline Loans on the Banking Day following the Banking Day of the Swingline Lender's receipt of the Swingline Borrowing Notice. All funds shall be disbursed directly into an account maintained by Borrower with the Swingline Lender. Borrower agrees that if the Swingline Lender elects to fund any requested Swingline Loan(s) sooner after requested than is required hereunder, the Swingline Lender may nevertheless use the entire response period allowed hereunder upon receipt of any subsequent request, at its sole option.

                           2.17.4 Funding of Swingline Loans Advanced Pursuant
                  to Cash Management Accounts. Borrower may have in effect from time to time separate agreements with the Swingline Lender or its affiliates ("Account Agreements") establishing cash management procedures that may involve the automatic disbursement of Swingline Loans. The Account Agreements may be established using standardized forms that do not address the specific circumstances of the Swingline Loan. To resolve potential inconsistencies between this Agreement and Account Agreements, the terms of this Agreement and of Account Agreements shall relate to one another as follows:

                                      2.17.4(a) Funding and Payment Procedures
                           Controlled by Account Agreements. The Account Agreements shall control this Agreement as to (i)
                           Section 2.17.3 hereof regarding funding procedures, and (ii) Interest Payment Dates, to the extent that an Account Agreement may provide for such payment more frequently than otherwise required under this Agreement.

                                      2.17.4(b) Certain Provisions Controlled by
                           this Agreement. Notwithstanding any provision of an Account Agreement to the contrary, except as provided above in Section 2.17.4(a) hereof, the provisions of this Agreement shall control any Account Agreement to the extent that an Account Agreement may be inconsistent with this Agreement.

                                      2.17.4(c) Continuing Warranty Under
                           Account Agreements. Because Account Agreements may provide for the making of Swingline Loans without formal draw requests from Borrower, Borrower agrees that Borrower's warranty under Section 2.17.5 hereof as to the satisfaction of all conditions to the right to receive Swingline Loans shall be a continuing one during any period that such an Account Agreement may be in effect. Therefore, any Swingline Loans funded by the Swingline Lender pursuant to an Account Agreement after the failure of a condition stated in
                           Article III hereof shall be deemed made upon the affirmative misrepresentation of Borrower unless the Swingline Lender has received written notice of and waived the failed condition in writing.

                           2.17.5 Implied Representations Upon Request for
                  Swingline Loan. Upon making any request for a Swingline Loan, Borrower shall be deemed to have warranted to the Swingline Lender that all conditions to funding are satisfied as of the submission of the request to the Swingline Lender.

                           2.17.6 Advance Not Waiver. The Swingline Lender's
                  making of any Swingline Loan that it is not obligated to make under any provision of Article III hereof or any other provision hereof shall not be construed as a waiver of the

                  Swingline Lender's right to withhold future Swingline Loans, notify Agent of an Event of Default, or otherwise demand strict compliance with this Agreement.

                           2.17.7 Interest. Interest shall be charged and paid
                  on each Swingline Loan as follows:

                                      2.17.7(a) Rate of Interest. Interest shall
                           accrue on Swingline Loans at an annual rate equal to the Prime Rate, said rate to change contemporaneously with any change in the Prime Rate.

                                      2.17.7(b) Calculation of Interest.
                           Interest shall be computed on the basis of a 360-day year counting the actual number of days elapsed.

                                      2.17.7(c) Payment of Interest. Interest
                           shall be due and payable in arrears without notice on each Interest Payment Date.

                                      2.17.7(d) Default Rate. Notwithstanding
                           the foregoing, upon the occurrence of an Event of Default and during the continuation of such Event of Default until it is cured or waived, interest shall be charged at the Default Rate, regardless of whether the Swingline Lender has elected to exercise any other remedies available to it, including, without limitation, acceleration of the maturity of the outstanding principal of the Swingline Loans. All such interest shall be paid at the time of and as a condition precedent to the curing of any such Event of Default to the extent any right to cure is given in this Agreement.

                                      2.17.7(e) Usury Savings Provision. It is
                           the intention of the parties that all charges under or in connection with this Agreement and the Obligations, however denominated, and including (without limitation) all interest, commitment fees, late charges and loan charges, shall be limited to the Maximum Lawful Amount. Such charges hereunder shall be characterized and all provisions of the Loan Documents shall be construed as to uphold the validity of charges provided for therein. If for any reason whatsoever, however, any charges paid or contracted to be paid in respect of the Swingline Loans shall exceed the Maximum Lawful Amount, then, ipso facto, the obligation to pay such interest and/or other charges shall be reduced to the Maximum Lawful Amount in effect from time to time, and any amounts collected by Lender that exceed the Maximum Lawful Amount shall be applied to the reduction of the principal balance of the Swingline Loans and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Swingline Loans exceed the Maximum Lawful Amount. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and Lender with respect to the Swingline Loans.

                           2.17.8 Repayment of Principal. All remaining
                  principal, interest and expenses outstanding under the Swingline Loans shall become due in full on the Maturity Date or the earlier acceleration of the Revolving Credit Loan in accordance with the terms of this Agreement. Borrower may at any time prepay any outstanding Swingline Loans in whole or in part without premium or penalty.

                           2.17.9 Procedures Among Lenders Upon Event of
                  Default. Upon the occurrence of an Event of Default, Lenders shall acquire participation interests in the outstanding Swingline Loans as necessary to cause each Lender to own a Pro Rata interest in the outstanding Swingline Loans, pursuant to such documentation as Agent may deem necessary. The obligation of each Lender to acquire such a participation interest shall be unconditional and, without limiting the foregoing, shall remain in effect irrespective of (i) the occurrence of any Event of Default or Unmatured Default, (ii) the financial condition of Borrower, the Agent, the Swingline Bank or any other Lender or (iii) the termination or cancellation of the Commitments (provided that such Swingline Loan was made prior to the date of such termination or cancellation). The Swingline Loans shall thereafter be administered by Lenders and Agent as though the Swingline Loans were amounts outstanding under the Revolving Credit Loan. Additionally, to this end, upon the occurrence and continuation of an Event of Default, Agent may, in its discretion, and without Borrower's consent, cause an advance to be made under the Revolving Credit Loan sufficient to repay the outstanding Swingline Loans, even if an Event of Default is then outstanding.

                            III. CONDITIONS PRECEDENT

         3.1 Conditions to Initial Advance. Lenders shall not be obligated to make their initial Loan pursuant to this Agreement unless and until Borrower satisfies the following conditions:

                           3.1.1 Loan Documents. Borrower shall have delivered
                  to Lenders and to Agent the following documents, fully executed and in form and substance acceptable to Agent:

                                    3.1.1(a) Loan Agreement. This Agreement.

                                    3.1.1(b) Notes. The Revolving Credit Notes
                           made by Borrower payable to the order of the respective Lenders in the maximum principal amounts of the Lenders' respective Commitments and the Swingline Note.

                                    3.1.1(c) Guaranties of Subsidiaries.
                           Unconditional Continuing Guaranties executed by all Subsidiaries of Borrower other than Non-Corporate Subsidiaries.

                                    3.1.1(d) Pledge of Equity Interests in
                           Subsidiaries. Stock Pledge Agreement, Irrevocable Proxies and Blank Stock Powers, and any required amendments thereof, evidencing a first priority perfected security interest in all of the stock of Borrower's corporate Subsidiaries and all dividends, distributions and other property related thereto, together with the original certificates evidencing the pledged stock, and a Security Agreement granting Agent an unperfected first priority security interest in the interests of the Consolidated Entities in Non-Corporate Subsidiaries.

                                    3.1.1(e) Charters. Certified Copies of the
                           Consolidated Entities' corporate charters and all amendments thereto, issued by the Secretaries of State for their states of domicile.

                                    3.1.1(f) Bylaws. Certified Copies of Bylaws
                           for the Consolidated Entities.

                                    3.1.1(g) Certificates of Good Standing.
                           Certificates of good standing or existence, as applicable, issued as to the Consolidated Entities by the Secretaries of State for the states of their domicile.

                                    3.1.1(h) Foreign Qualification. Certificates
                           of Qualification issued by the Secretaries of State for each state in which a Consolidated Entity is required to qualify as a foreign corporation.

                                    3.1.1(i) Resolutions. Certified Copies of
                           Resolutions authorizing the execution of all applicable Loan Documents on behalf of Consolidated Entities.

                                    3.1.1(j) Opinions of Borrower's Counsel.
                           Opinions of counsel to the Consolidated Entities addressed to Agent and Lenders, addressing matters reasonably required by Lenders, Agent and their counsel.

                                    3.1.1(k) UCC Searches. UCC search reports on
                           Borrower from such jurisdictions and filing offices as Lenders and Agent may require.

                                    3.1.1(l) Closing Statement and Funding of
                           Expenses. Loan Closing Statement describing expenses and fees due in connection with the closing of the Revolving Credit Loan and payment thereof in immediately available funds.

                                    3.1.1(m) Interest Rate Protection. Documents
                           evidencing interest rate protection acceptable to Lenders for at least 50% of the projected outstanding principal balance of the Revolving Credit Loan.

                                    3.1.1(n) Other Documents. Such other
                           documents as Lenders or Agent may reasonably require.

                                    3.1.1(o) Completion of Exhibits and
                           Schedules. The completion of all exhibits and schedules to this Agreement, which shall be satisfactory to Agent, in its sole discretion.

                           3.1.2 Additional Conditions. Borrower shall have satisfied the following additional conditions, to Lenders' and Agent's satisfaction:

                                    3.1.2(a) Warranties. All warranties made in
                           the Loan Documents must be true in all material respects and shall be true in all material respects taking into account the funding of the requested Loan.

                                    3.1.2(b) Covenants. All covenants made in
                           the Loan Documents must have been complied with and shall have been complied with taking into account the funding of the requested Loan.

                                    3.1.2(c) Absence of Unmatured Default. No
                           Event of Default or Unmatured Default shall exist under this Agreement.

                                    3.1.2(d) No Adverse Change. There must be no
                           Material Adverse Change since the date of the Financial Statements.

                                    3.1.2(e) Regulatory Diligence. The
                           completion of healthcare regulatory diligence to the satisfaction of Agent and its counsel.

                                    3.1.2(f) Ownership Structure. Lenders'
                           satisfaction upon a review of Borrower's present capital structure as set forth in Schedule 5.26 hereof.

                                    3.1.2(g) Projections. Lenders' receipt of
                           financial projections prepared by Borrower covering Borrower's anticipated operations for the next two
                           (2) years.

                  3.2 Conditions to Subsequent Loans. Lenders shall not be obligated to make any Loan unless all of the following conditions are satisfied as of the time of the request and of funding:

                           3.2.1 Conditions to Initial Advance. All of the
                  conditions in Section 3.1 hereof must have been satisfied.

                           3.2.2 Warranties. All warranties made in the Loan
                  Documents must be true in all material respects and shall be true in all material respects taking into account the funding of the requested Loan.

                           3.2.3 Covenants. All covenants made in the Loan
                  Documents must have been complied and shall have been complied with taking into account the funding of the requested Loan.

                           3.2.4 Absence of Unmatured Default. No Event of
                  Default or Unmatured Default shall exist under this Agreement.

                           3.2.5 Material Adverse Change. There shall not have
                  occurred a Material Adverse Change.

                       IV. REPRESENTATIONS AND WARRANTIES

                  Borrower represents and warrants to Lenders and Agent that:

                  4.1 Capacity. Each Consolidated Entity is a corporation or other entity as set forth in Schedule 4.1 hereof, and is duly organized, validly existing and in good standing under the laws of the state of its domicile as set forth in Schedule 4.1. Each Consolidated Entity is qualified or authorized to do business in all jurisdictions in which its ownership of property or conduct of business requires such qualification or authorization or where the failure to be so qualified or authorized would not have a Material Adverse Effect. Each Consolidated Entity has the power and authority to own its Properties and to carry on its business as now being conducted and as proposed to be conducted after the execution hereof, to execute and deliver this Agreement and the other Loan Documents, and to perform its obligations hereunder and under the other Loan Documents.

                  4.2 Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents by each Consolidated Entity executing such documents has been duly authorized by all requisite action.

                  4.3 Binding Obligations. This Agreement is and the other Loan Documents, when executed and delivered to Lender, will be, legal, valid and binding upon each Consolidated Entity who is a party thereto, enforceable in accordance with its respective terms, subject only to principles of equity and laws applicable to creditors generally, including bankruptcy laws.

                  4.4 No Conflicting Law or Agreement. The execution, delivery and performance of this Agreement and the other Loan Documents by each Consolidated Entity does not constitute a breach of or default under, and will not violate or conflict with, any provisions of the corporate charter or other constituent documents of a Consolidated Entity; any contract, financing agreement, lease, or other agreement to which a Consolidated Entity is a party or by which its Properties may be affected, the violation of which could have a Material Adverse Effect; or any Law to which a Consolidated Entity is subject or by which its Properties may be affected, the violation of which could have a Material Adverse Effect; nor will the same result in the creation or imposition of any Encumbrance upon any Property of any Consolidated Entity, other than those contemplated by the Loan Documents.

                  4.5 No Consent Required. The execution, delivery, and performance of this Agreement and the other Loan Documents by the Consolidated Entities do not require the consent or approval of or the giving of notice to any Person except for those consents which have been duly obtained and are in full force and effect on the date hereof and others, if any, which by their omission could not result in a Material Adverse Effect.

                  4.6 Financial Statements. The Financial Statements are complete and correct, have been prepared in accordance with GAAP, and present fairly the financial condition and results of operations of the Consolidated Entities as of the date and for the period stated therein, subject to year-end adjustments. No Material Adverse Change has occurred since the date of the Financial Statements. Borrower acknowledges that Lenders have advanced (or shall advance) the Revolving Credit Loan in reliance upon the Financial Statements.

                  4.7 Fiscal Year. Each Consolidated Entity's fiscal year ends on December 31 of each year.

                  4.8 Litigation. Except as disclosed on Schedule 4.8 hereto,
(i) there is no litigation, arbitration, legal or administrative proceeding, tax audit, investigation, or other action or proceeding of any nature pending against any Consolidated Entity or any of its Properties, and (ii) there is no litigation, arbitration, legal or administrative proceeding, tax audit, investigation, or other action or proceeding of any nature threatened in writing against a Consolidated Entity which, if adversely determined, could have a Material Adverse Effect. No Consolidated Entity is subject to any outstanding court, arbitral or administrative order, writ or injunction. To the Best of Borrower's Knowledge, no facts exist under which third parties have unasserted claims against any Consolidated Entity which, if adversely determined, could have a Material Adverse Effect.

                  4.9 Taxes; Governmental Charges. Each Consolidated Entity has filed or caused to be filed or has lawfully extended the deadline for filing all tax returns and reports required to be filed. Each Consolidated Entity has paid, or made adequate provision for the payment of, all Taxes that have or may have become due pursuant to such returns or otherwise, or pursuant to any assessment received by it, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided. To the Best of Borrower's knowledge, there is no proposed material tax assessment against any Consolidated Entity. No extension of time for the assessment of federal, state or local taxes of any Consolidated Entity is in effect or has been requested, except as disclosed in Schedule 4.9 hereto. Each Consolidated Entity has timely made all required remittances of withholding deposits and other assessments against payroll expenditures.

                  4.10 Title to Properties. Each Consolidated Entity has good and marketable title to its Properties, free and clear of all Encumbrances except for Permitted Encumbrances.

                  4.11 No Default. No Consolidated Entity is in default in any respect that affects its business, Properties, operations, or condition, financial or otherwise, under any indenture, mortgage, deed of trust, obligation to equity holders, credit agreement, note, agreement, lease, sale agreement or other instrument to which any Consolidated Entity is a party or by which its Properties are bound, which default could have a Material Adverse Effect. To the Best of Borrower's Knowledge, no other party to any contract with any Consolidated Entity under which a default could have a Material Adverse Effect is in default or breach thereof and no circumstances exist which, with the giving of notice and/or the passing of time would constitute such default or breach. No Event of Default or Unmatured Default exists under this Agreement.

                  4.12 Casualties; Taking of Properties. Neither the business nor the Property of any Consolidated Entity is presently impaired as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property, cancellation of contracts, permits, concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy, in any case as could have a Material Adverse Effect.

                  4.13 Compliance with Laws. No Consolidated Entity is in violation of any Law to which it, its business or any of its Properties are subject, the violation of which would likely have a Material Adverse Effect, and, to the Best of Borrower's Knowledge, there are no outstanding citations, notices or orders of noncompliance issued to any Consolidated Entity under any such Law, the violation of which would likely have a Material Adverse Effect. Each Consolidated Entity has obtained all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, except for those which, if not obtained, could not have a Material Adverse Effect.

                  4.14 Compliance with Fraud and Abuse Laws. Without limiting any other provision of this Agreement, no Consolidated Entity and no Provider is in violation of any Fraud and Abuse Law, the violation of which could have a Material Adverse Effect.

                  4.15 ERISA. No ERISA Event has occurred with respect to any Plan or is reasonably expected to occur with respect to any Plan.

                  4.16 Full Disclosure of Material Facts. Borrower has fully advised Lenders of all matters involving the financial condition, business, operations and Properties of the Consolidated Entities that would be reasonably expected to have a Material Adverse Effect. No information, exhibit, or report furnished or to be furnished by Borrower to Lenders in connection with this Agreement contains, as of the date thereof, any misrepresentation of fact or failed or will fail to state any material fact, the omission of which would render the statements therein materially false or misleading.

                  4.17 Accuracy of Projections. With respect to all business plans and other forecasts and projections furnished by or on behalf of Borrower and made available to Lenders relating to the financial condition, business, operations or Properties of the Consolidated Entities, all facts stated as such therein were true and complete in all material respects as of the time made and all estimates and assumptions were made in good faith and believed to be reasonable at the time made. As of the Closing Date, nothing has come to the attention of Borrower that has changed its assessment of any such matters, except for changes that could not have a Material Adverse Effect.

                  4.18 Investment Company Act. No Consolidated Entity is an "investment company" under the Investment Company Act of 1940, as amended.

                  4.19 Personal Holding Company. No Consolidated Entity is a "personal holding company" as defined in Section 542 of the IRC.

                  4.20 Solvency. Each Consolidated Entity is Solvent as of the date hereof and will remain Solvent upon the consummation of the transactions contemplated hereby.

                  4.21 Chief Executive Office. The address designated herein to which notices are to be sent under this Agreement is Borrower's chief executive office within the meaning of Tennessee Code Annotated Section 47-9-103(3)(d).

                  4.22 Subsidiaries. Borrower has no Subsidiaries, except for those listed on Schedule 4.1 hereto, which schedule further describes the present ownership of each Subsidiary.

                  4.23 Ownership of Patents, Licenses, Etc. The Consolidated Entities own all licenses, permits, franchises, registrations, patents, copyrights, trademarks, trade names or service marks, or the rights to use the foregoing, that are necessary for the continued operation of their business except for such licenses, etc., which, if not held or owned, could not have a Material Adverse Effect.

                  4.24 Environmental Compliance. Each Consolidated Entity has duly complied with, and their Properties are owned and operated in compliance with, all Environmental Laws, the violation of which could have a Material Adverse Effect. There have been no citations, notices or orders of non-compliance issued to any Consolidated Entity or, to the Best of Borrower's knowledge, relating to their business or Properties pursuant to any Environmental Law. Each Consolidated Entity has obtained all required federal, state and local licenses, certificates or permits relating to them and their Properties as required by applicable Environmental Laws, except for those which, if not obtained, could not have a Material Adverse Effect

                  4.25 Labor Matters. No Consolidated Entity is subject to any collective bargaining agreements or any decrees or orders requiring them to recognize, deal with or employ any Person. No demand for collective bargaining has been asserted against any Consolidated Entity by any union or organization. No Consolidated Entity has experienced any strike, labor dispute, slowdown or work stoppage due to labor dispute and, to the best knowledge of Borrower, there is no such strike, dispute, slowdown or work stoppage threatened against any Consolidated Entity. All Consolidated Entities are in compliance in all material respects with the Fair Labor Standards Act of 1938, as amended.

                  4.26 OSHA Compliance. All Consolidated Entities are in compliance in all material respects with the Federal Occupational Safety and Health Act, as amended, and all regulations under the foregoing.

                  4.27 Regulation U. No Consolidated Entity is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). No proceeds of any Loan will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) in violation of applicable law, including, without limitation, Regulation U issued by the Board of Governors of the Federal Reserve System.

                  4.28 Affiliate Transactions. No Consolidated Entity is a party to any transaction, contract or agreement with any Affiliate, except for Service Agreements, lease agreements and other agreements among Borrower and its Subsidiaries and those other agreements described in Schedule 4.28 hereof.


                            V. AFFIRMATIVE COVENANTS

                  Borrower covenants that, during the term of this Agreement (and thereafter where expressly stated herein):

                  5.1 Payment of Obligations. Borrower shall pay all amounts owed under the Obligations when due.

                  5.2 Maintenance of Existence and Business. Except for transactions among Consolidated Entities permitted under this Agreement, each Consolidated Entity shall maintain its fundamental existence, name, rights, and franchises, and shall maintain its qualification and good standing in all states in which such qualification is necessary, and shall continue to operate in the same type of business as such Consolidated Entity engages in as of the date hereof.

                  5.3 Financial Statements and Reports. Borrower shall furnish to Agent the following, all of which must be in form and substance satisfactory to Lender (the financial reports below and all other reports required of Borrower under this Agreement shall be delivered in sufficient counterparts that each Lender and Agent may have an original counterpart thereof):

                           5.3.1 Monthly Financial Reports. As soon as
                  available, and in any event by the thirtieth (30th) day following the end of a month, Borrower shall deliver to Agent a balance sheet, income statement and statement of cash flows of Borrower for and as of the end of the preceding month, all prepared by Borrower on a consolidated basis and certified by Borrower's president or chief financial officer to be complete and correct and to present fairly, in accordance with GAAP (excluding year-end adjustments and required footnote disclosures), the consolidated financial condition of Borrower as of the date of such statements and the consolidated results of its operations and its cash flow for such period. Notwithstanding the foregoing, if as of May 31, 1997, Borrower has met the Financial Projections since the date hereof, the requirements of this Section 5.3.1 will terminate and monthly financial statements shall no longer be required.

                           5.3.2 Quarterly Financial Reports. As soon as
                  available, and in any event by the forty-fifth (45th) day of each fiscal quarter except the fourth fiscal quarter, Borrower shall prepare and deliver to Agent a consolidated balance sheet, income statement and statement of cash flows of Borrower for and as of the end of the preceding fiscal quarter, certified by Borrower's President or Chief Financial Officer to be complete and correct and to present fairly, in accordance with GAAP (excluding year-end adjustments and required footnote disclosures), the consolidated financial condition of Borrower as of the date of such statements and the consolidated results of its operations and its cash flow for such period. Supplemental to such basic financial statements, Borrower shall deliver to Agent calculations of all financial ratios; the certification of Borrower's President or Chief Financial Officer as to the absence of any Event of Default or Unmatured Default; and by-Practice financial summaries addressing Practice revenues, expenses and fees to Consolidated Entities in form and substance acceptable to Agent.

                           5.3.3 Annual Financial Reports. As soon as available,
                  and in any event within ninety (90) days after the end of each fiscal year, Borrower shall deliver to Agent the audited consolidated balance sheet of Borrower as of the end of such year and the related audited consolidated statements of income, retained earnings and cash flows for such year, together with supporting schedules, all such statements prepared in accordance with GAAP and accompanied by an unqualified audit report prepared by an independent "big six" certified public accountant acceptable to Agent showing the consolidated financial condition of Borrower at the close of such year and the consolidated results of its operations, changes in its retained earnings and its cash flows for such year. Supplemental to the audited year-end financial statements, Borrower shall deliver to Agent calculations of all financial ratios as determined based upon the audited financial statements and the certification of Borrower's President or Chief Financial Officer as to the absence of any Event of Default or Unmatured Default.

                           5.3.4 Accountant Reports. Promptly upon the receipt
                  thereof, Borrower shall deliver to Agent a copy of each other report (other than work papers) submitted to Borrower or any Subsidiary by its accountants in connection with any annual, interim or special audit made by them, but Borrower shall be obligated to deliver such report only if (i) the report advises Borrower of a material weakness in internal controls, or (ii) Agent has requested the report in writing based upon Agent's good faith belief that, based upon its review of Borrower's financial statements or other information relating to the operations and condition of the Consolidated Entities, a copy of such report is needed in order for Agent and/or Lenders to thoroughly assess the financial condition of the Consolidated Entities and/or their continued compliance with this Agreement.

                           5.3.5 Acquisition Certification. Borrower shall
                  submit to Agent an Acquisition Compliance Certificate in the form attached hereto as Exhibit 1.2 within the time periods set forth therein.

                           5.3.6 Other Information. Borrower shall provide Agent
                  with such additional information regarding the financial condition, properties, operations and prospects of the Consolidated Entities and their consolidated entities as Agent may reasonably require.

                  5.4 Additional Information. Borrower shall provide such other information respecting the condition or operations, financial or otherwise, of the Consolidated Entities as Agent may from time to time reasonably request.

                  5.5 Certain Additional Reporting Requirements.

                           5.5.1 Owner Mailings. Promptly upon the sending
                  thereof, Borrower shall deliver to Agent a copy of each statement, report or notice sent to its shareholders.

                           5.5.2 SEC Filings. Promptly upon the filing thereof,
                  should such filings become applicable, Borrower shall deliver to Agent copies of all regular, periodic and special reports that any Consolidated Entity files with the United States Securities and Exchange Commission or any successor thereto, or any national securities exchanges or the National Association of Securities Dealers.

                           5.5.3 Change in Accounting Policies. Borrower shall
                  promptly notify Agent in writing upon any material change in accounting policies or financial reporting practices on the part of any Consolidated Entity.

                           5.5.4 Notice to Agent Upon Perceived Breach. Borrower
                  agrees to give Lender prompt written notice of any action or inaction by or on behalf of Lender in connection with this Agreement or the Obligations that Borrower believes may be actionable against Lenders or Agent or a defense to payment of any or all Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law provided, however, that Borrower's failure to give such notice, if such failure is unintentional and does not arise from Borrower's gross negligence, shall not foreclosure any such action or defense to be asserted by Borrower.

                           5.5.5 Changes in Constituent Documents. Borrower
                  shall promptly notify Agent in writing of any change in the corporate charter or bylaws of Borrower or the fundamental documents of any Subsidiary following the encumbrance of the stock thereof in favor of Agent to secure Lenders as required under this Agreement, and shall provide Agent with a copy of such change (Consolidated Entities are restricted in the adoption of such amendments as provided elsewhere in the Loan Documents, and nothing contained in this Section shall be deemed a waiver of such restrictions).

                           5.5.6 Notice of Litigation. Borrower shall give Agent
                  prompt written notice of any litigation, arbitration, tax audit, administrative proceeding or investigation that may hereafter be instituted or threatened in writing in which Borrower would be a party or which otherwise may affect any Consolidated Entity or any of their business, operations or Properties, except for (i) actions seeking only monetary damages in an amount of less than the amount equal to one-half percent (1/2%) of Borrower's Consolidated EBITDA for the most recent four (4) fiscal quarters for which Borrower has submitted financial statements to Agent, as of the time of determination, and (ii) actions seeking only monetary damages for personal injury or wrongful death and which are fully covered by insurance, subject only to any applicable deductible.

                           5.5.7 Other Notices. Borrower shall promptly notify
                  Agent in writing if Borrower learns of the occurrence of (i) any event that constitutes an Event of Default or an Unmatured Default, together with a detailed statement of the steps being taken as a result thereof, or (ii) any Material Adverse Change.

                  5.6 Taxes and Other Encumbrances. Each Consolidated Entity shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and execute and deliver to Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; provided, however, that the Consolidated Entities shall not be required to pay or discharge any such tax, assessment, charge or claim for as long as it is being diligently contested in good faith by proper proceedings and for which appropriate reserves are being maintained.

                  5.7 Payment of Liabilities. Each Consolidated Entity shall pay all of its Liabilities as and when the same becomes due in accordance with its terms.

                  5.8 Compliance with Laws. Each Consolidated Entity shall observe and comply with all Laws (including, but not limited to, Fraud and Abuse
Laws), and shall maintain all certificates, franchises, permits, licenses, and authorizations necessary to the conduct of its business or the operation of its Properties, except for such Laws, certificates, etc., which, if violated or not obtained and full penalties were imposed for such violation, could not cause a Material Adverse Effect. Each Consolidated Entity shall further use its best efforts to assure the compliance by all Providers with all applicable Laws, including, but not limited to, medical licensure and Fraud and Abuse Laws, relating to their providing of professional services, except for those which, if violated and full penalties were imposed for such violation, could not cause a Material Adverse Effect.

                  5.9 Maintenance of Property. All Consolidated Entities shall maintain their Property (and any Property leased by or consigned or held under title retention or conditional sales contracts) in good and workable condition at all times, subject to ordinary wear and tear, normal discards and replacements due to functional and useful-life obsolescence, and shall make all repairs, replacements, additions, and improvements to their Property reasonably necessary and proper to ensure that the business carried on in connection with their Property may be conducted properly and efficiently at all times.

                  5.10 Compliance with Contractual Obligations. Each Consolidated Entity will perform all of its obligations in respect of all material contracts to which it is a party and will use its best efforts to keep, and to take all action to keep, such contracts in full force and effect and not allow any such contract to lapse or be terminated or any rights to renew such to be forfeited or canceled, if such lapse, etc. could have a Material Adverse Effect; provided, however, that any such contract may lapse or be terminated or such renewal rights may be forfeited or canceled if in the reasonable business judgment of the Consolidated Entities it is in their best interests to allow or cause such lapse, termination, forfeiture or cancellation.

                  5.11 Further Assurances. The Consolidated Entities shall promptly cure any defects in the creation, issuance, or delivery of the Loan Documents. The Consolidated Entities at their expense will execute (or cause to be executed) and deliver to Agent upon request all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements applicable to them in the Loan Documents, or to evidence further and to describe more fully any Collateral intended as security for the Obligations, or to correct any omissions in the Loan Documents, or to state more fully the Obligations and agreements set out in any of the Loan Documents, or to perfect, protect, or preserve any Encumbrances created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or to obtain any consents, all as may be reasonably necessary or appropriate in connection therewith. Borrower appoints Agent as Borrower's attorney-in-fact to execute any financing statements or other instruments of perfection with respect to the Collateral.

                  5.12 Security Interest; Setoff. In order to further secure the payment of the Obligations, Borrower hereby grants to Agent and to each Lender a security interest and right of setoff against all of Borrower's presently owned or hereafter acquired monies, items, credits, deposits and instruments (including certificates of deposit) presently or hereafter in the possession of any Lender or Agent. By maintaining any such accounts or other property with a Lender or Agent, Borrower acknowledges that Borrower voluntarily subjects the property to the security interest arising hereunder. Subject to the provisions in Article IX hereof, a Lender may exercise its rights under this Section without prior notice (but with prompt notice following the setoff) following an Event of Default. Borrower agrees that neither Lenders nor Agent shall be liable for the dishonor of any instrument after notice of setoff shall have been duly given resulting from a Lender's exercise of its rights under this Section.

                  5.13 Insurance.

                           5.13.1 General Insurance Requirements. In addition to
                  the other specific requirements set forth in this Agreement and in other Loan Documents, the Consolidated Entities shall maintain insurance on all insurable Properties now or hereafter owned by them against such risks and to the extent customary in their industry, and shall maintain or cause to be maintained public liability and worker's compensation insurance to the extent customary in the industry.

                           5.13.2 Practice-Related Insurance Requirements. The
                  Consolidated Entities shall maintain insurance for claims, however characterized, against them in connection with the provision of medical services by Providers and/or ancillary services provided by them at Practices covered by Service Agreements, in an amount of at least Five Hundred Thousand and No/100 Dollars ($500,000.00) per occurrence and One Million and No/100 Dollars ($1,000,000.00) in the aggregate for Providers who are physicians, which insurance shall name Lenders (or Agent on behalf of Lenders) as additional insureds. The Consolidated Entities shall further cause each Provider to maintain medical malpractice insurance of at least Five Hundred Thousand and No/100 Dollars ($500,000.00) per occurrence and One Million and No/100 Dollars ($1,000,000.00) in the aggregate.

                  5.14 Accounts and Records. The Consolidated Entities shall maintain current books of record and account, in which full, true, and correct entries will be made of all transactions.

                  5.15 Official Records. The Consolidated Entities shall maintain current corporate and official records, minute books and stock ledgers and other records appropriate to their form of organization.

                  5.16 Banking Relationships. The Consolidated Entities shall maintain their deposit accounts with Lenders or with other FDIC-insured depository institutions.

                  5.17 Right of Inspection. The Consolidated Entities shall permit any officer, employee, or agent of a Lender or Agent to visit and inspect during ordinary business hours any of the their Property, to examine their books of record and accounts and corporate records, to take copies and extracts from such books of record and accounts, and to discuss the affairs, finances, and accounts of the Consolidated Entities with their respective officers, accountants, and auditors, all at such reasonable times and as often as a Lender may reasonably desire and upon reasonable advance notice absent an Event of Default. Without limiting Agent's right to obtain equitable relief as to any other appropriate right in this Agreement or in other Loan Documents, Borrower agrees that the rights in this Section may be enforced by affirmative injunction and, to the extent the right to review records may be denied, the right may be enforced by a restraining order prohibiting the interference by Borrower with the exercise of rights to review of the records pursuant to this Section. Absent an Event of Default or Unmatured Default, all expenses of such inspections, etc. shall be paid by Lenders, and in the presence thereof, all expenses shall be paid by Borrower.

                  5.18 ERISA Information and Compliance. The Consolidated Entities shall comply with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which they are a party. The Consolidated Entities shall (i) upon request, provide Agent with copies of any annual report required to be filed pursuant to ERISA with respect to any Plan or any other employee benefit plan; (ii) notify Agent upon the occurrence of any ERISA Event or of any additional act or condition arising in connection with any Plan which they believe might constitute grounds for termination thereof by the PBGC or for the appointment of a trustee to administer the Plan; and (iii) furnish to Agent, promptly upon request, such additional information concerning any Plan or any other employee benefit plan as Agent may request.

                  5.19 Indemnity; Expenses. Borrower agrees to indemnify, defend (with counsel reasonably satisfactory to the indemnified party or parties) and hold harmless Lenders and Agent against any loss, liability, claim or expense, including reasonable attorneys' fees, that they may incur in connection with the Loan Documents or the Obligations, except those losses, etc. that may result from a Lender's or Agent's gross negligence or willful misconduct. Without limiting the foregoing, upon demand by Agent, Borrower will reimburse Lenders and/or Agent for the following reasonable expenses if not paid by Borrower promptly after written demand by Agent:

                           5.19.1 Taxes. All taxes that Lenders or Agent may be
                  required to pay because of the Obligations or because of Lenders' or Agent's interest in any property securing the payment of the Obligations, excepting taxes based upon the net income of Lender or Agent.

                           5.19.2 Administration. All costs of the preparation
                  of this Agreement and any other related documents and the administration of the Obligations (except for Lenders' and Agent's usual overhead incurred in the acceptance and processing of payments, the routine review of financial statements, certifications and reports, routine communications with Borrower, and other ordinary activities that are not occasioned by an Unmatured Default, Event of Default or by a request of Borrower to waive or vary the terms of this Agreement).

                           5.19.3 Protection of Collateral. All costs of
                  preserving, insuring, preparing for sale (whether by improvement, repair or otherwise) or selling any Collateral.

                           5.19.4 Costs of Collection. All court costs and other
                  costs of collecting any debt, overdraft or other obligation included in the Obligations.

                           5.19.5 Litigation. All reasonable costs arising from
                  any litigation, investigation, or administrative proceeding (whether or not Agent or a Lender is a party thereto) that Agent or a Lender may incur as a result of the Obligations or as a result of their association with any of the Consolidated Entities, including, but not limited to, expenses incurred by Agent or a Lender in connection with a case or proceeding involving any Consolidated Entity under any chapter of the Bankruptcy Code or any successor statute thereto.

                           5.19.6 Attorneys' Fees. Reasonable attorneys' fees
                  incurred in connection with any of the foregoing.

If a Lender or Agent pays any of the foregoing expenses, they shall become a part of the Obligations and shall bear interest at the Maximum Lawful Amount. This Section shall remain in full effect regardless of the full payment of the Obligations, the purported termination of this Agreement, the delivery of the executed original of this Agreement to Borrower, or the content or accuracy of any representation made by Borrower to Lenders or Agent; provided, however, Agent may terminate this Section by executing and delivering to Borrower a written instrument of termination specifically referring to this Section.

                  5.20 Assistance in Litigation. Borrower covenants to, upon request, cooperatively participate in any proceeding in which Borrower is not an adverse party to Lenders or Agent and which concerns Lenders' or Agent's rights regarding the Obligations or any Collateral.

                  5.21 Name Changes. Borrower shall give Agent at least thirty
(30) days prior written notice before any Consolidated Entity changes its name or begins doing business under any trade name.

                  5.22 Estoppel Letters. Borrower covenants to provide Agent, within ten (10) days after request, an estoppel letter stating (i) the balance of the Obligations, (ii) whether Borrower has any defenses to payment of the Obligations, and (iii) the nature of any defenses to payment of the Obligations. Such balance as presented for confirmation and the non existence of defenses shall be presumed if Borrower fails to respond to such a request within the required period.

                  5.23     Environmental Matters.

                           5.23.1 Compliance With Environmental Laws. All
                  Consolidated Entities will (i) employ in connection with their operations, appropriate technology and compliance procedures to maintain compliance with any applicable Environmental Laws, the violation of which would reasonably be expected to have a Material Adverse Effect, (ii) obtain and maintain any and all materials permits or other permits required by applicable Environmental Laws in connection with its operations, excepting only such permits, etc. which could not by their absence cause a Material Adverse Effect, and (iii) dispose of any and all Hazardous Substances only at facilities and with carriers reasonably believed to possess valid permits under any applicable state and local Environmental Laws. All Consolidated Entities shall use their best efforts to obtain all certificates required by law to be obtained by them from all contractors employed by them in connection with the transport or disposal of any Hazardous Substances.

                           5.23.2 Remedial Work. If any investigation, site
                  monitoring, containment, clean-up, removal, restoration or other remedial work of any kind or nature with respect to any Consolidated Entity's Properties is required to be performed by them under any applicable local, state or federal law or regulation, any judicial order, or by any governmental or non-governmental entity or Person because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance in or into the air, soil, groundwater, surface water or soil vapor at, on, about, under, or within any of a Consolidated Entity's Property (or any portion thereof), Borrower shall within 30 days after written demand for performance thereof (or such shorter period of time as may be required under applicable law, regulation, order or agreement), commence and thereafter diligently prosecute to completion, all such remedial work.

                           5.23.3 Indemnification of Lenders and Agent. Borrower
                  agrees to indemnify, defend (with counsel reasonably satisfactory to the indemnified party or parties) and hold harmless Lenders and Agent against any loss, liability claim or expense, including attorneys' fees, that Lender or Agent may incur as a result of the violation or alleged violation of any Environmental Law by a Consolidated Entity or with respect to any other violation of Environmental Laws with respect to any Consolidated Entity's Properties. This covenant shall survive the repayment of the Revolving Credit Loan.

                  5.24 Opinions of Counsel. Borrower agrees that Agent may from time to time, but not more frequently than once per calendar year absent an Unmatured Default or an Event of Default, request in writing the opinion of in-house counsel and/or outside healthcare counsel to the Consolidated Entities as to the absence, except as disclosed in the opinion, of such counsel's knowledge of any actual, threatened or asserted violation of any Fraud and Abuse Law on the part of any Consolidated Entity and/or the Providers, and the sufficiency of documentation then in use for the acquisition of Practices as complying with Fraud and Abuse Laws. Absent the existence of an Unmatured Default or and Event of Default, such opinions shall require no special diligence on the part of the opining attorney(s), but only requiring a report of matters then known to such attorneys, unless Agent specifically inquires about facts that Agent reasonably believes may raise a Fraud and Abuse Law issue. Such opinions shall be in form and substance acceptable to Agent, shall be delivered to Agent at Borrower's expense within fifteen (15) days of the date of request and shall address specifically any facts inquired of in Agent's request.

                  5.25 Additional Collateral Upon Certain Event. If Borrower's Total Funded Debt to Consolidated EBITDA Ratio (as calculated in Section 7.3 hereof) exceeds 2.75 for any two (2) consecutive fiscal quarters, the Consolidated Entities and all Subsidiaries of Borrower shall, upon demand by Agent, execute and deliver to Agent such additional documents as Agent may require on behalf of Lenders to grant to Lenders, or to Agent for the benefit of Lenders, as Agent may require, a perfected security interest, subject only to Permitted Encumbrances, in all of the Consolidated Entities' then owned and thereafter acquired real property, personal property and fixtures, including, but not limited to, all such equipment, inventory, accounts, general intangibles, instruments, documents, chattel paper and fixtures, and all products and proceeds thereof (all as defined in the UCC), including insurance proceeds. Additionally, Borrower shall use its best efforts to cause to be executed and delivered to Borrower opinions of Borrower's outside counsel in form and substance acceptable to Agent, Lenders and their counsel addressing the sufficiency of the security documentation as to attachment, perfection and priority of the security interest granted therein and such other documents as Agent, Lenders or their counsel may require to evidence the continued compliance of Borrower with all requirements of this Agreement. All of Agent's usual diligence items relating to the applicable types of property shall be conducted at


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Borrower's expenses, including, but not limited to, environmental surveys, boundary surveys and other real estate diligence procedures. All expenses of recordation of lien instruments, title insurance, document preparation and other transaction costs, including, but not limited to, the reasonable fees and expenses of Lenders' and Agent's attorneys, shall be paid by Borrower.

                  5.26 Existing Capital Structure of Borrower. Schedule 5.26 hereto includes a description of Borrower's current ownership structure, including outstanding stock and any warrants, convertible debt or other like instruments, and a list of all Subordinated Debt now outstanding.


                             VI. NEGATIVE COVENANTS

                  Borrower covenants and agrees that without the advance written consent of Agent, until the Obligations are repaid in full:

                  6.1 Debts, Guaranties, and Other Obligations. No Consolidated Entity shall incur, create, assume, or in any manner become or be liable with respect to any Liability, except the following:

                           6.1.1 Obligations to Lenders. Any Obligations to
                  Lenders under this Agreement.

                           6.1.2 Existing Liabilities. Liabilities, direct or
                  contingent, of Consolidated Entities existing on the date of this Agreement that are reflected in Schedule 6.1.2 hereof.

                           6.1.3 Endorsements. Endorsements of negotiable or
                  similar instruments for collection or deposit in the ordinary course of business.

                           6.1.4 Trade Liabilities. Trade payables and accruals
                  from time to time incurred in the ordinary course of business.

                           6.1.5 Taxes. Taxes, assessments, or other
                  governmental charges that are not delinquent or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if Borrower has made the reserve therefor required by GAAP.

                           6.1.6 Seller Debt. Seller Debt, which must be
                  unsecured.

                           6.1.7 Purchase Money Debt. Purchase Money Debt,
                  including Assumed Debt, not to exceed (i) Six Million and No/100 Dollars ($6,000,000.00) in the aggregate, including all Purchase Money Debt of all



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                  Consolidated Entities, (ii) Three Million and No/100 Dollars
                  ($3,000,000.00) in the aggregate, excluding for this Section
                  (ii) all Purchase Money Debt owed by individual Practices that have total Purchase Money Debt of less than One Hundred Thousand and No/100 Dollars ($100,000.00) per Practice, or
                  (iii) One Million and No/100 Dollars ($1,000,000.00) as to any single Practice, absent the prior written approval of Agent as to this Section (iii).

                           6.1.8 Accounting Accruals. Liabilities arising from
                  reserves and accruals required by GAAP that do not reflect liquidated and mature obligations to third parties, including, but not limited to, current deferred income taxes.

                           6.1.9 Liabilities Among Consolidated Entities.
                  Liabilities incurred to other Consolidated Entities incurred in the ordinary course of business.

                  6.2 Change of Management. Borrower shall not allow or suffer any change of management effecting a material change in the duties or change in the personnel presently staffing the positions of Chief Executive Officer, President or Chief Financial Officer, as set forth in Schedule 6.2 hereto. Notwithstanding the foregoing, should any of the named managers cease such active participation in Borrower's management due to their death or disability, Agent shall allow Borrower a period of sixty (60) days thereafter in which a management succession plan may be presented to Agent so that Agent may, in its discretion, elect to accept new management in lieu of prior management, subject to such revisions of this Agreement as Agent may require. Additionally, Lenders have been advised that a change is pending regarding the office of Chief Financial Officer. Borrower shall give Agent written notice of this change when a proposal is available, and Agent shall allow Borrower a period of sixty (60) days thereafter so that Agent may, in its discretion, elect to approve the proposed change in management.

                  6.3 Change of Ownership. Borrower shall not cause or suffer to exist a change of ownership or suffer the issuance of new stock or other event that would result in the ownership of more than 25% of the stock of Borrower by any Person not presently a shareholder thereof, except as may result from the sale or disposition of the Seafield Position.

                  6.4 Distributions. No Consolidated Entity shall declare or pay any dividend or other distribution or redeem any of its capital stock except for dividend payments and other distributions from Subsidiaries to Borrower.

                  6.5 Encumbrances. No Consolidated Entity shall create, incur, assume, or permit to exist any Encumbrance on any of its Property (now owned or hereafter acquired) except for Permitted Encumbrances, and shall not undertake a commitment of any kind in favor of any Person (other than Lenders) (i) requiring that any or all of such Consolidated Entity's Property be or remain unencumbered, or (ii) requiring that a Consolidated Entity grant an Encumbrance (other than a Permitted Encumbrance) in favor of any Person (other than Lenders) on a Consolidated Entity's Property under any circumstances whatsoever. No


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Consolidated Entity shall sign or file under the Uniform Commercial Code a financing statement that names such Consolidated Entity as debtor or the equivalent or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except to secure Permitted Encumbrances.

                  6.6 Investments. No Consolidated Entity shall make investments (including but not limited to acquisitions or purchases of the obligations or stock of, or any other or additional interest) in any person, firm, partnership, joint venture or corporation except: (a) those investments in existence as of the Closing Date, (b) general obligations of, or obligations unconditionally guaranteed as to principal and interest by, the United States of America maturing within fifteen (15) months of the date of purchase, (c) commercial paper having a rating of not less than "A2" or "P2" from Moody's or S & P, respectively, (d) Permitted Acquisitions, (f) certificates of deposit and bankers acceptances issued by a Lender or another banking institution with a minimum net worth of Five Hundred Million and No/100 Dollars ($500,000,000.00) and having a letter of credit rating of not less than "A" from Moody's or S & P, respectively, and (g) such other investments as Agent may approve, in its discretion.

                  6.7 Sales and Leasebacks. No Consolidated Entity shall enter into any arrangement, directly or indirectly, with any Person other than another Consolidated Entity by which such Consolidated Entity shall sell or transfer any of its Property, whether now owned or hereafter acquired, and by which a Consolidated Entity shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

                  6.8 Change of Control. Borrower shall not suffer or permit the occurrence of a Change of Control.

                  6.9 Nature of Business. No Consolidated Entity shall suffer or permit any material changes to be made in the character of its business as carried on at the Closing Date, except for the accomplishment of Permitted Acquisitions.

                  6.10 Further Acquisitions, Mergers, Etc. Except for Permitted Acquisitions and transactions involving only Consolidated Entities, no Consolidated Entity shall enter into any agreement to merge, consolidate, or otherwise reorganize or recapitalize, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their Property (whether now owned or hereafter acquired).

                  6.11 Advances. No Consolidated Entity shall extend any loans to any other Persons, except for (i) loans to other Consolidated Entities in the ordinary course of business and (ii) Provider Loans not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) per Practice and Three Million and No/100 Dollars ($3,000,000.00) in the aggregate at any one time.



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                  6.12 Disposition of Assets. No Consolidated Entity shall
dispose of any of its assets other than in the ordinary course of their present business upon terms standard in its industry.

                  6.13 Inconsistent Agreements. No Consolidated Entity shall enter into any agreement containing any provision which would be violated or breached by the performance by Borrower of the Obligations.

                  6.14 Fictitious Names. Borrower shall not use any name other than the name used in executing this Agreement or any assumed or fictitious name.

                  6.15 Subsidiaries and Affiliates. No Consolidated Entity shall create or acquire any direct or indirect Subsidiary or Affiliate or divest itself of any material assets by transferring them to any existing Subsidiary or Affiliate other than Permitted Subsidiaries; nor shall Borrower enter into any partnership, joint venture, or similar arrangement, or otherwise make any material change in its corporate structure, except that Borrower may acquire and create Permitted Subsidiaries from time to time in the ordinary course of business.

                  6.16 Place of Business. Borrower shall not transfer its executive offices, or maintain records with respect to accounts at any locations other than at the address for notices specified herein and at the locations of Practices affiliated with Borrower, except as Agent may approve, in its reasonable discretion.

                  6.17 Adverse Action With Respect to Plans. No Consolidated Entity shall take any action to terminate any Plan which could reasonably result in a material liability of a Consolidated Entity to any Person.

                  6.18 Transactions With Affiliates. No Consolidated Entity shall enter into any transaction with any Affiliate except in the ordinary course of business and on fair and reasonable terms no less favorable to the Consolidated Entity than it would obtain in a comparable arms length transaction with a Person not an Affiliate.

                  6.19 Constituent Document Amendments. No Consolidated Entity shall amend its corporate charter or bylaws, except as necessary to accomplish corporate transactions that do not require Lenders' or Agent's specific approval or transactions for which such approval is necessary and has been granted.

                  6.20 Adverse Transactions. No Consolidated Entity shall enter into any transaction that materially and adversely affects or, to the best of its knowledge, is likely to materially and adversely affect the Collateral or Borrower's ability to repay the Obligations.

                  6.21 Margin Securities. No Consolidated Entity shall own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by


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any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

                  6.22 Accounting Changes. Borrower shall not change its fiscal year or make any other significant change in consolidated or consolidating accounting treatment and reporting practices, except as required or permitted by GAAP or the Securities and Exchange Commission. Any change in fiscal year shall be subject to Agent's prior written approval.

                  6.23 Action Outside Ordinary Course. No Consolidated Entity shall take any other action outside the ordinary course of their business.

                            VII. FINANCIAL COVENANTS

                  7.1 Current Ratio. Borrower shall maintain a Consolidated Current Ratio of not less than 1.75:1.00, tested as of the end of each fiscal quarter.

                  7.2 Total Funded Debt to Capital. Borrower shall maintain a ratio of Total Funded Debt divided by Consolidated Capital of no greater than
 .50:1.00, tested as of the end of each fiscal quarter.

                  7.3 Total Funded Debt to Consolidated EBITDA. Borrower shall maintain a ratio of Total Funded Debt divided by Consolidated EBITDA, measured as of the end of each fiscal quarter for the previous four consecutive fiscal quarters, of no greater than 3.00:1.00.

                  7.4 Fixed Charge Coverage. Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.25:1.00 for the previous four consecutive fiscal quarters through the fiscal quarter ending December 31, 1997, and of at least 1.50:1.00 thereafter.

                  7.5 Net Worth. Borrower shall maintain a Consolidated Net Worth as of the end of each fiscal quarter in an amount at least equal to the sum of Thirty-Eight Million One Hundred Sixty-Seven Thousand and No/100 ($38,167,000.00), (i) plus any Net Proceeds of equity issuances arising after the Closing Date, and (ii) plus eighty-five percent (85%) of the amount of net income for the fiscal quarter ending March 31, 1997 and for each fiscal quarter thereafter, without adjustment for net losses.

                  7.6 Capital Expenditures. Lender approval shall be required for Borrower to expend Capital Expenditures in excess of 115% of an annual budget to be approved by Lender. The proposed budget for each year shall be delivered to Lender no later than sixty (60) days after the end of the previous fiscal year.

                             VIII. EVENTS OF DEFAULT

                  8.1 Events of Default. Any of the following events shall be considered an Event of Default under this Agreement:



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



                           8.1.1 Payments. Borrower's failure to make payment of
                  any amount of the Obligations within five (5) days after the date due.

                           8.1.2 Representations and Warranties. Any
                  representation or warranty made by Borrower or any other party in any Loan Document having been incorrect in any material respect as of the date thereof.

                           8.1.3 Negative Covenants. The failure of Borrower to
                  comply with any of the requirements of Article VI hereof; provided, however, as to any such event that is both (i) the result of an act by a third party absent the cooperation of any Consolidated Entity, and (ii) reasonably susceptible to being cured, the event shall not constitute an Event of Default unless the event remains uncured for a period of twenty (20) days following the earlier of (i) Borrower's knowledge of the facts giving rise thereto or (ii) Agent's written notice to Borrower given in accordance with the provisions hereof.

                           8.1.4 Financial Covenants. The failure of Borrower to
                  comply with any of the requirements of Article VII hereof, unless, on or before the date that is the earlier of (i) twenty (20) days after the date on which the breach is timely reported to Agent, or (ii) if the financial statements disclosing the breach were submitted to Agent later than required by this Agreement, twenty (20) days after the date on which such financial statements were due, Borrower provides Agent with additional financial statements demonstrating that the breach has been cured, which statements may be as of any other date after the reporting date for which the breach occurred (provided that such interim statements prepared for this purpose must be accompanied by the same certifications as quarterly financial statements and shall not disclose any additional breach of a financial covenant).

                           8.1.5 Reporting Requirements. The failure of Borrower
                  or any other party to timely perform any covenant in the Loan Documents requiring the furnishing of notices, financial reports or other information to Lender within twenty (20) days of when due; and provided, however, that during any period of time that a report is delinquent, Agent may at its option increase the Pricing Values to their highest levels permitted under this Agreement.

                           8.1.6 Other Covenants. The failure of Borrower to
                  observe or perform any covenant contained in any Loan Document, which covenant is not subject to any specific provision in this Article VIII; provided, however, as to any such breach that is reasonably susceptible to being cured, the occurrence of such breach shall not constitute an Event of Default hereunder if such breach is fully cured within twenty
                  (20) days after the earlier of Borrower's knowledge of the facts giving rise thereto or Agent's written notice thereof to Borrower given in accordance with the provisions hereof.



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



                           8.1.7 Involuntary Bankruptcy or Receivership Proceedings. The appointment of a receiver, custodian, liquidator, or trustee for any Significant Consolidated Entity, or for any of its Property, by the order or decree of any court or agency or supervisory authority having jurisdiction; or a Significant Consolidated Entity's adjudication as being bankrupt or insolvent; or the sequestering of any of the Property of any Significant Consolidated Entity by court order or the filing of a petition against a Significant Consolidated Entity under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation, or receivership law of any jurisdiction, whether now or hereafter in effect, and in each case without the acquiescence of a Significant Consolidated Entity, unless dismissed within sixty
                  (60) days.

                           8.1.8  Voluntary Petitions. Any Significant
                  Consolidated Entity's filing of a petition in voluntary bankruptcy or to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, receivership, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or its acquiescence in the filing of any petition against it under any such law.

                           8.1.9 Discontinuance of Business. Any Significant Consolidated Entity's discontinuance of its usual business or its dissolution, except pursuant to transactions permitted under this Agreement.

                           8.1.10 Default on Other Liabilities. Any Significant
                  Consolidated Entity's failure to make any payment when due on any Liabilities in excess of One Hundred Thousand and No/100 Dollars ($100,000.00).

                           8.1.11 Undischarged Judgments. The existence of a
                  final judgment or judgments for the payment of money in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) by any court or other Governmental Authority against a Significant Consolidated Entity, which is not paid, discharged, stayed, dismissed through appropriate appellate proceedings or bonded within thirty (30) days after entry.

                           8.1.12 Insolvency. Any Significant Consolidated
                  Entity's no longer being Solvent.

                           8.1.13 Attachment. The issuance of an attachment or
                  other process against any Property of any Significant Consolidated Entity, unless removed (by bond or otherwise) within twenty (20) days.

                           8.1.14 Insurance. Any Consolidated Entity's failure
                  to maintain any insurance required herein or in any other Loan Document.


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



                           8.1.15 Contest. Any Consolidated Entity's challenge
                  or contest of the validity or enforceability of this Agreement or any other Loan Document or the validity, priority or perfection of any security interest created hereunder or under any other Loan Document in any action, suit or proceeding.

                           8.1.16 Fraud and Abuse Laws. Receipt by one or more
                  Consolidated Entities of a notice from a Governmental Authority that it (i) intends to disallow requested reimbursements, demand adjustment or repayment of past reimbursements in excess of one-half of one percent (1/2%) of the gross revenues of Borrower for the previous four (4) fiscal quarters in the aggregate respecting amounts submitted for reimbursement or collected by Borrower or a Provider, or
                  (ii) intends to impose civil money penalties or to seek to exclude Borrower or a Provider from participation in the Medicare or Medicaid programs due to a failure to comply with Fraud and Abuse Laws, if the gross revenues to Borrower arising from Borrower or Provider exceed one-half of one percent (1/2%) of the gross revenues of Borrower for the previous four (4) fiscal quarters in the aggregate.

                  8.2 Remedies. Upon the happening of any Event of Default:

                           8.2.1  Default Rate. Agent may declare the
                  Obligations to thereafter bear interest at the Default Rate.

                           8.2.2  Termination of Commitments. As provided in
                  Article III hereof, Lenders shall not be obligated to advance any additional Loans, and additionally, Agent may terminate the obligation of Lenders to advance any additional Loans by written notice to Borrower, which formal termination shall remain in effect notwithstanding any subsequent cure of the Event of Default and whether or not the Revolving Credit Loan is accelerated.

                           8.2.3 Acceleration. Agent may declare the entire principal amount of all Obligations then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of default of any kind, all of which are hereby expressly waived.

                           8.2.4 Setoff. Any Lender may exercise its lien upon and right of setoff against any monies, items, credits, deposits or instruments that such Lender may have in its possession and which belong to Borrower or to any other person or entity liable for the payment of any or all of the Obligations.

                           8.2.5 Other Remedies. Lenders and Agent may exercise any right that they may have under any other document evidencing or securing the Obligations or otherwise available to Lenders or Agent at law or equity.



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                           8.2.6 Attorney-in-Fact. Borrower hereby irrevocably
                  appoints Agent as Borrower's attorney-in-fact to take any action to facilitate Agent's exercise of remedies hereunder.

                                    IX. AGENT

                  9.1 Appointment of Agent. Lenders hereby appoint Agent to act as specified in this Article IX. Agent's duties hereunder are administrative and ministerial in nature, and Agent's capacity is that of an independent contractor for Lenders. Agent is not a trustee or other fiduciary for Lenders, and Agent has no duties whatsoever to Lenders except as expressly set forth in this Agreement.

                  9.2 Powers of Agent.

                           9.2.1 Administration of Revolving Credit Loan. Except
                  as otherwise provided in this Section 9.2, Agent shall have the exclusive power and authority to (i) give all consents and approvals, issue waivers and amendments, enforce the Loan Documents (including, but not limited to, the power to enforce the Loan Documents in any relevant case under the Bankruptcy
                  Code) and otherwise take all actions permitted of Agent under this Agreement or any other Loan Document, (ii) give all consents and approvals, issue waivers and amendments, enforce the Loan Documents (including, but not limited to, the power to enforce the Loan Documents in any relevant case under the Bankruptcy Code) and otherwise take all actions permitted of Lenders under this Agreement or any other Loan Document, excepting only those matters that the Loan Documents specifically reserve for the respective Lenders severally (such as the computation of LIBOR charges unique to the circumstances of a given Lender), (iii) receive all payments, notices and other deliveries and communications to be given Lenders or Agent under this Agreement or any other Loan Document, and (iv) to perform such actions as are incidental to any of the foregoing.

                           9.2.2 Matters Reserved to Required Lenders. Absent
                  the prior approval of the Required Lenders, Agent shall not waive or amend any financial covenant set forth in Article VII hereof or approve any acquisition for which approval is necessary under the definition of Permitted Acquisitions set forth in Article I hereof.

                           9.2.3 Matters Reserved to all Lenders. Absent the
                  prior approval of all Lenders, Agent shall not forgive any principal included in the Obligations; waive or amend any interest rate applicable to the Obligations; waive or amend the Maturity Date; waive or amend the amount of any Lender's Commitment; release or subordinate any security interest securing the Obligations (other than releases thereof in connection with transactions for which the approval of Lenders and/or Agent is not required, such as the release of pledged stock of a



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



                  Subsidiary in connection with the merger of that Subsidiary into another Subsidiary); waive an Event of Default arising from non-payment of any principal or interest due on the Obligations; accelerate the maturity of the Obligations; or amend the definitions of Pro Rata Share or Required Lenders.

                  9.3      Duties of Agent.

                           9.3.1 Specific Duties of Agent; Standard of Care.
                  Agent shall (i) remit to each Lender, with reasonable promptness, the appropriate Pro Rata Share of payments received or other amounts collected on account of the Obligations, (ii) forward to Lenders, with reasonable promptness, counterparts or copies of Borrowing Notices, financial reports and other information that may be delivered to Agent by Borrower pursuant to the requirements of the Loan Documents, (iii) notify Lenders of any Unmatured Default or Event of Default known to Agent, in accordance with Section
                  9.7 below, and (iv) otherwise administer the Revolving Credit Loan through the exercise of such of the powers granted herein as Agent deems appropriate from time to time. Agent shall have no liability to Lenders for any action or inaction relating to this Agreement or the other Loan Documents, except for actual losses caused by its gross negligence or reckless or willful misconduct.

                           9.3.2 Limitations on Agent's Duties. Agent shall not
                  be obligated to take any action hereunder or under any other Loan Document (i) if such action would, in the opinion of Agent, be contrary to applicable law, this Agreement or the other Loan Documents, (ii) if it shall not first be specifically indemnified to its satisfaction against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action, (iii) if it would likely subject Agent to a tax in any jurisdiction where it is not then subject to a tax, (iv) if it would likely require Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless Agent receives security or indemnity satisfactory to it against any tax or other liability in connection with such qualification or resulting from the taking of such action in connection therewith, or (v) if it would likely subject Agent to in personam jurisdiction in any location where it is not then so subject.

                           9.3.3 Agent's Right to Require Instructions in
                  Performance of Duties. If Agent, in its sole and absolute discretion, requests instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any other Loan Document for which the approval of the Required Lenders or all Lenders is not otherwise required, Agent shall be entitled, at its option, to refrain from such action, or to continue such inaction, unless and until Agent shall have received such instructions, and Agent shall incur no liability by reason of so acting or refraining from action. No Lender shall have any right of action whatsoever against Agent as a result of



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                  Agent's acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders in such a case.

                           9.3.4 Agent's Reliance on Others in Performance of
                  Duties. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, consent, certificate, telex, teletype or facsimile message, order or other documentary, teletransmission or telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person. Agent may consult with legal counsel (including counsel for Borrower), accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Loan Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel (including counsel for Borrower), accountants or experts.

                           9.3.5 Sharing of Information. Except as otherwise
                  expressly provided in this Article IX, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Consolidated Entities or any other Person that may come into its possession, whether before the making of the initial Loans or at any time or times thereafter. All notices to be given to Borrower by a Lender hereunder shall be concurrently given to Agent and all other Lenders.

                  9.4 Indemnification of Agent. To the extent Agent is not reimbursed by or on behalf of Borrower, and without limiting the obligation of Borrower to do so, Lenders will reimburse and indemnify Agent, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including at any time following the indefeasible repayment in full of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or the transactions contemplated thereby or any action taken or omitted by Agent under or in connection with any of the foregoing, and in particular will reimburse Agent for out-of-pocket expenses promptly upon demand by Agent therefor; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements finally determined by a court of competent jurisdiction and not subject to any appeal or pursuant to arbitration to have resulted from Agent's gross negligence or reckless or willful misconduct. Agent may offset any amounts due Agent by any Lender against obligations of Agent to that Lender.

                  9.5 No Representations by Agent. Each Lender acknowledges that neither Agent nor any of its officers, directors, employees, attorneys, accountants or agents has made



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



any representation or warranty to it regarding the Consolidated Entities, the Revolving Credit Loan, the Collateral or otherwise relating to this Agreement. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, instrument, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Consolidated Entities or any other Person, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Consolidated Entities or any other Person or the existence or possible existence of any Unmatured Default or Event of Default.

                  9.6 Independent Investigations by Lenders. Each Lender acknowledges that, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed and may deem appropriate, (i) it has made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Consolidated Entities in connection with its decision to enter into this Agreement and extend credit to Borrower hereunder, and (ii) it will continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder.

                  9.7 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Default or Event of Default, other than any Unmatured Default or Event of Default arising out of the failure to pay any principal, interest, fees or other amounts payable to Agent for the account of Lenders, unless Agent has received written notice from Borrower or a Lender describing such Unmatured Default or Event of Default and stating that such notice is a "notice of default." In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to Lenders, Agent shall have no obligation to notify Lenders with respect thereto. Each Lender shall promptly give Agent such a notice upon its actual knowledge of an Unmatured Default or an Event of Default; provided, however, that the failure of any Lender to deliver such notice in the absence of gross negligence or reckless or willful misconduct shall not affect its rights hereunder or under the other Loan Documents.

                  9.8 Funding of Loans Pursuant to Borrowing Notices. Promptly following receipt of notice from Agent that a Borrowing Notice has been submitted, and provided that all conditions to funding are believed to have been satisfied, each Lender shall transfer to a designated account with Agent that Lender's Pro Rata Share of the requested funding. The transfer of funds shall occur within the time required for funding under this Agreement; provided, however, no Lender shall be obligated to fund a LIBOR Loan earlier than two (2) Business Days after its receipt of notice of the borrowing from Agent. Should any Lender fail to timely fund its Pro Rata Share of a requested Loan, Agent may, but shall be under no obligation whatsoever to, advance to Borrower the defaulted Lender's Pro Rata Share of the requested Loan. If such an advance is made, it shall be deemed an advance by Agent for the account of the defaulting Lender and shall bear interest at the rate applicable to the Loan funded by the advance, payable on demand.

                  9.9 Agent in its Individual Capacity. With respect to its Commitments, and the Loans made by it, Agent shall have the same rights and powers under the Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders," "Required Lenders," and any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Entities or any of their respective Affiliates as if it were not performing the servicing duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to disclose or account for the same to Lenders.

                  9.10 Holders. Agent may deem and treat the payee of any Note as the holder thereof and Lender hereunder for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof purportedly executed by the payee, as the case may be, shall have been filed with Agent. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is the holder of any Note according to Agent's information, shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

                  9.11 Successor Agent. Agent may resign at any time upon sixty
(60) days' prior written notice to Borrower and Lenders. Agent may be removed upon Agent's insolvency, liquidation or the appointment of a receiver for Agent, by action of the Required Lenders, at any time upon sixty (60) days' prior written notice to Borrower and Agent. Such resignation or removal, as the case may be, shall take effect upon the appointment of a successor Agent as provided herein. The Required Lenders will appoint from among Lenders a successor Agent. If no successor Agent shall have been appointed within such sixty (60) day period, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders, who shall serve as Agent until such time, if any, as the Required Lenders shall have appointed a successor Agent as provided hereinabove. Upon the written acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

                  9.12 Sharing of Payments, etc. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to the Obligations which results in its receiving more than its Pro Rata Share of the aggregate payments with respect to all of the Obligations, then (a) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in the Obligations so that the amount of the Obligations held by each of Lenders shall continue to equal their respective Pro Rata Shares, and
(b) such other adjustments shall be made from time to time as shall be equitable to insure that Lenders share such payments ratably. No Lender shall exercise its banker's lien, set-off or other right to accomplish such payment absent Agent's prior consent.

                  9.13 Separate Liens on Collateral. Each Lender agrees with the other Lenders that, with the exception of security interests in deposit accounts and like property in the possession of a Lender as expressly provided for in this Agreement, it will not take or permit to exist any Encumbrance in its favor on any of the Collateral or other property of any of the Consolidated Entities other than Encumbrances securing the Obligations due to all Lenders pursuant to the Loan Documents.

                  9.14 Payments Between Agent and Lenders. All payments by Agent to any Lender, and all payments by any Lender to Agent, under the terms of this Agreement shall be made by wire transfer in immediately available funds to the receiving party's address specified for notices in this Agreement. If any of Lenders fail to pay when due any sum payable to Agent, then, except as otherwise provided in Section 9.8 hereof, such sum shall bear interest until paid at the interest rate per annum for overnight borrowing by the payee from the Federal Reserve Bank for the period commencing on the date such payment was due and ending on, but excluding, the date such payment is made.

                  9.15 Assignments and Participations. Absent the approval of the other Lenders, no Lender shall assign its interest in the Revolving Credit Loan without first offering to sell such Lender's interest to the other Lenders to be closed Pro Rata to the Lender(s) who may elect to purchase such interest. Such offers to sell shall be made in writing, shall provide the other Lenders ten (10) days to accept or reject, and shall allow an additional ten (10) days to close. Lenders may sell participation interests in their interests in the Revolving Credit Loan as long as the terms of such participations establish that no participant will be regarded as a Lender under this Agreement.

                  9.16 Bankruptcy Provisions. Should any of the Consolidated Entities become a party to a case under the Bankruptcy Code, each Lender shall be entitled to file its own claim, to the extent such a filing may be necessary. Agent shall review each claim before being filed by a Lender to assure that the claim is filed on a basis consistent with Agent's records and Agent's legal positions taken pursuant to this Agreement. Should any of the Consolidated Entities become a party to a reorganization proceeding under the Bankruptcy Code, each Lender shall be recognized as the holder of a separate claim for the purpose of the approval or rejection of a Plan under 11 U.S.C. ss. 1126, may freely vote such claim, and the provisions of that Section shall control the other provisions of this Agreement that otherwise require the consent of the Required Lenders or all Lenders in certain circumstances. Agent shall continue to administer the Revolving Credit Loan on behalf of Lenders, as they may be amended by any adopted Plan of Reorganization.

                  9.17 Foreclosure of Collateral. In the event of a foreclosure of any Collateral, Agent may issue a credit bid for the account of all Lenders, up to the amount of the then outstanding Obligations. Any Property acquired at such a foreclosure (or acquired by Agent through a conveyance in lieu of foreclosure) shall be held and administered by Agent for the benefit of all Lenders pursuant to the terms of this Article IX.

                  9.18 Procedures for Notices and Approvals. All notices given among Lenders and Agent with respect to this Agreement or the other Loan Documents shall be given in the manner provided in this Agreement. Additionally, should Agent request Lenders' approval of any matter, each Lender shall respond in writing within five (5) Business Days after the Business Day on which the request was received. If a Lender fails to so respond, it shall be deemed to have approved the action proposed by Agent.

                  9.19 Amendments to Article IX. No provision of this Article IX may be amended or waived absent the prior written consent of all Lenders and Agent. Borrower's approval shall not be required for the amendment or waiver of any provision of this Article IX; provided, however, Borrower's written consent shall be required for any amendment of this Article IX that would eliminate the position of Agent.

                              X. GENERAL PROVISIONS

                  10.1 Notices. All communications relating to this Agreement or any of the other Loan Documents shall be in writing and shall effective when be delivered by mail, overnight courier, special courier, telecopier or otherwise to the following addresses:

                           if to Borrower:

                           Response Oncology, Inc.
                           Attn: Mary E. Clements
                           1775 Moriah Woods Blvd.
                           Memphis, Tennessee 38117
                           Telecopier: (901) 683-7277



                           With a Copy To:

                           Baker, Donelson, Bearman & Caldwell
                           Attn: John A. Good, Esq.
                           165 Madison Ave.
                           20th Floor

                           Memphis, Tennessee 38103
                           Telecopier: (901) 577-2303

                           If to NationsBank or Agent:

                           NationsBank of Tennessee, N.A.
                           Attn: David H. Dupuy
                           1 NationsBank Plaza
                           Nashville, Tennessee  37239
                           Telecopier: (615) 749-4951

                           With a Copy To:

                           Boult, Cummings, Conners & Berry, PLC
                           Attn:  John E. Murdock III, Esq.
                           414 Union Street, Suite 1600
                           Nashville, Tennessee  37219
                           Telecopier: (615) 252-2380

                           If to Union Planters:

                           Union Planters National Bank
                           Attn: Leonard McKinnon
                           6200 Poplar Avenue
                           Memphis, Tennessee 38119
                           Telecopier: (901) 580-5451

                           If to AmSouth:

                           AmSouth Bank of Tennessee
                           Attn: Cathy M. Wind
                           333 Union Street Suite 200
                           Nashville, Tennessee 37201
                           Telecopier: (615) 291-5257


                  Any party may change its address for receipt of notice by written direction to the other parties hereto.

                  10.2 Renewal, Extension, or Rearrangement. All provisions of this Agreement relating to Obligations shall apply with equal force and effect to each and all promissory notes executed hereafter which in whole or in part represent a renewal, extension for any period, increase, or rearrangement of any part of the Obligations originally represented by any part of such other Obligations.

                  10.3 Application of Payments. Amounts received with respect to the Obligations shall be applied (i) first, to any expenses due Lenders or Agent, (ii) second, to accrued and unpaid interest under any of the Obligations,
(iii) third, to reduce the unpaid principal portion of the Obligations (other than those arising from Hedge Agreements) in such manner as determined by Agent, and (iv) fourth, to any Obligations arising under Hedge Agreements (apportioned pro rata among them if more than one).

                  10.4 Counterparts. This Agreement may be executed in counterparts with all signatures or by counterpart signature pages, and it shall not be necessary that the signatures of all parties be contained on any one counterpart. Each counterpart shall be deemed an original, but all of them together shall constitute one and the same instrument.

                  10.5 Negotiated Document. This Agreement and the other Loan Documents have been negotiated by the parties with full benefit of counsel and should not be construed against any party as author.

                  10.6 Consent to Jurisdiction; Exclusive Venue. Borrower hereby irrevocably consents to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which Lenders or Agent may be a party and which concerns this Agreement or the Obligations. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless Lenders and Agent agree to the contrary in writing. This election applies only for the limited judicial proceedings that may apply as set forth in the provision of this Agreement electing binding arbitration for the resolution of disputes and does not impair the effect of that provision in any way.

                  10.7 Not Partners; No Third Party Beneficiaries. The relationship of Lenders and Borrower is that of lenders and borrower only, and neither is a fiduciary, partner or joint venturer of the other for any purpose. This Agreement has been executed for the sole benefit of Lenders, and no third party is authorized to rely upon Lenders' rights or duties hereunder.

                  10.8 No Reliance on Lenders' Analysis. Borrower acknowledges and represents that, in connection with the Obligations, Borrower has not relied upon any financial projection, budget, assessment or other analysis by Lenders or Agent upon any representation by Lenders as to the risks, benefits or prospects of Borrower's business activities or present or future capital needs incidental thereto, all such considerations having been examined fully and independently by Borrower.

                  10.9 No Marshaling of Assets. Lenders and Agent may proceed against collateral securing the Obligations and against parties liable therefor in such order as they may elect, and neither Borrower nor any surety or guarantor for Borrower nor any creditor of Borrower shall be entitled to require Lenders or Agent to marshal assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

                  10.10 Impairment of Collateral. Lenders or Agent may, in their sole discretion, release any Collateral securing the Obligations or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence in collecting the Obligations are hereby waived.

                  10.11 Business Days. If any payment date under the Obligations falls on a day that is not a Business Day, or if the last day of any notice period falls on such a day, the payment shall be due and the notice period shall end on the next following Business Day.

                  10.12 Participations. Lenders may, from time to time, in their sole discretion, and with concurrent notice to Borrower, sell participations in any credit subject hereto to such other investors or financial institutions as it may elect. Lenders and Agent may from time to time disclose to any participant or prospective participant such information as they may have regarding the financial condition, operations, and prospects of Borrower.

                  10.13 Standard of Care; Limitation of Damages. Lenders and Agent shall be liable to Borrower only for matters arising from this Agreement or otherwise related to the Obligations resulting from such Lender's or Agent's gross negligence or reckless or willful misconduct, and liability for all other matters is hereby waived. Lenders and Agent shall not in any event be liable to Borrower for special or consequential damages arising from this Agreement or otherwise related to the Obligations.

                  10.14 Incorporation of Schedules. All Schedules and Exhibits referred to in this Agreement are incorporated herein by this reference.

                  10.15 Indulgence Not Waiver. Lenders' or Agent's indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice Lenders' or Agent's rights to declare a default or otherwise demand strict compliance with this Agreement.

                  10.16 Cumulative Remedies. The remedies provided Lenders and Agent in this Agreement are not exclusive of any other remedies that may be available to Lenders and Agent under any other document or at law or equity.

                  10.17 Amendment and Waiver in Writing. No provision of this Agreement can be amended or waived, except by a statement in writing signed by the party or parties against whom enforcement of the amendment or waiver is sought. Waivers and amendments may be executed by Agent on behalf of Lenders, subject to the requirements of Article IX hereof requiring the consent of some or all of Lenders under certain circumstances.

                  10.18 Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and Lenders, except that Borrower shall not assign any rights or delegate any obligations arising hereunder without the prior written consent of Lenders. Any attempted assignment or delegation by Borrower without the required prior consent shall be void.

                  10.19 Entire Agreement. This Agreement and the other written agreements among Borrower, Lenders and Agent represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. Provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision in this Agreement shall control.

                  10.20 Severability. Should any provision of this Agreement be declared invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

                  10.21 Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed.

                  10.22 Applicable Law. The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Obligations shall be determined according to the laws of Tennessee applicable to contracts executed and performed entirely within that state.

                  10.23 Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective Sections.

                  10.24 Arbitration. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this instrument, agreement or document or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

                           10.24.1 Special Rules. The arbitration shall be
                  conducted in Nashville, Tennessee and administered by J.A.M.S who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

                           10.24.2 Reservation of Rights. Nothing in this
                  arbitration provision shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this arbitration provision; or (ii) be a waiver by any Lender of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of any Lender (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. Lenders and Agent may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

                  10.25 Facsimile Signatures. This Agreement may be executed by facsimile signatures, and shall be effective when Agent has received telecopy transmissions of the signature pages executed by all parties hereto; provided, however, that all parties shall deliver original executed documents to Agent promptly following the execution hereof.

                  Executed as of the date first written above.

                                RESPONSE ONCOLOGY, INC., Borrower

                                By:
                                   ------------------------------------------
                                Title:
                                      ---------------------------------------
                                NATIONSBANK OF TENNESSEE, N.A., as
                                Agent

                                By:
                                   ------------------------------------------
                                Title:
                                      ---------------------------------------

                                NATIONSBANK OF TENNESSEE, N.A., as a
                                Lender, Issuing Bank and Swingline Lender

                                 By:
                                    ---------------------------------------
                                 Title:
                                       ------------------------------------

                                 UNION PLANTERS NATIONAL BANK,
                                 as a Lender


                                 By:
                                    ---------------------------------------
                                 Title:
                                       ------------------------------------
                                 AMSOUTH BANK OF TENNESSEE,
                                 as a Lender


                                 By:
                                    ---------------------------------------
                                 Title:
                                       ------------------------------------

                                                                EXHIBIT 2.5.1(B)
                           BORROWING/CONVERSION NOTICE

TO:               NationsBank of Tennessee, N.A., Agent

LENDERS:          NationsBank of Tennessee, N.A.           Date:         , 199
                  Union Planters National Bank                  ---------     -
                  AmSouth Bank of Tennessee

BORROWER:         Response Oncology, Inc.

                  This notice is delivered under the First Amended and Restated Loan Agreement (as renewed, extended and amended, the "Loan Agreement") dated as of April 21, 1997, between Borrower and Lenders. Terms defined in the Loan Agreement have the same meanings when used -- unless otherwise defined -- in this request.

                  Borrower requests a Loan under the Loan Agreement as follows:

The requested draw is from the Revolving Credit Loan.

Borrowing Date(1)                                                        , 199
                                                               ----------     -
Amount of Borrowing
                                                               ----------------
Type of Borrowing(2)
                                                               ----------------
For LIBOR Loans, the Interest Period(3)                                  months
                                                               ----------


Select one:
                           The proceeds of the requested Loan shall be disbursed
                  ---- to Borrower as provided in the Loan Agreement. The purpose of the requested Loan is (select one for this Loan):

                                 New advance for a Permitted Acquisition
                           -----
                                 New advance for capital expenditures other than
                           ----- Permitted Acquisitions

                                 New advance for IMPACT Center or ancillary
                           ----- service development

                                 New advance for working capital
                           -----

                           The proceeds of the requested LIBOR Loan shall be
                  ---- applied to the payment of Borrower's existing Prime Rate Loan, this new Loan being a conversion of a Prime Rate Loan to a LIBOR Loan

---------------------------

     (1)Same Banking Day for Prime Rate Loans, second following Banking Day for LIBOR Loans
     (2)LIBOR or Prime Rate Loan.
     (3)1, 2, 3, 6 or 12 months.

                           The proceeds of the requested LIBOR Loan shall be
                  ---- applied to the payment of the following LIBOR Loan, subject to all requirements of the Loan Agreement, this new Loan being a conversion of a LIBOR Loan to a different LIBOR Loan:

                                      Date:
                                           -----------------------------
                                      Amount:
                                             ---------------------------
                                      Interest Period:
                                                      ------------------

                           The proceeds of the requested Prime Rate Loan shall
                  ---- be applied to the payment of the following LIBOR Loan, subject to all requirements of the Loan Agreement, this new Loan being a conversion of a LIBOR Loan to a Prime Rate Loan:

                                      Date:
                                           -----------------------------
                                      Amount:
                                             ---------------------------
                                      Interest Period:
                                                      ------------------

                                      Date:
                                           -----------------------------
                                      Amount:
                                             ---------------------------
                                      Interest Period:
                                                      ------------------

                  If this draw request relates to an acquisition, attached hereto as Exhibit A are calculations of financial covenants as they will exist both before and after the closing of the acquisition. These calculations demonstrate continued compliance with all financial covenants before and after the acquisition.

                  Borrower certifies that on the date hereof and on the date of the above Borrowing Date -- after giving effect to the requested Loan -- (a) all of the representations and warranties in the Loan Documents will be true and correct in all material respects -- unless they speak to a specific date or the facts on which they are based have been changed by transactions contemplated or permitted by the Loan Agreement, (b) no Event of Default or Unmatured Default will exist, and (c) all conditions to Borrower's right to receive the requested Loan under the Loan Agreement have been satisfied.

                        RESPONSE ONCOLOGY, INC., Borrower


                                            By:
                                               --------------------------------
                                            (Name)
                                                  -----------------------------
                                            (Title)
                                                   ----------------------------

                                                                     EXHIBIT 1.2

                             ACQUISITION CERTIFICATE
                     SUBMITTED BY RESPONSE ONCOLOGY, INC. TO
                    NATIONSBANK OF TENNESSEE, N.A., AS AGENT


                  This Acquisition Certificate ("Certificate") is delivered under the First Amended and Restated Loan Agreement (as renewed, extended and amended, the "Loan Agreement") dated as of April 21, 1997, among RESPONSE ONCOLOGY, INC. ("Borrower"), a Tennessee corporation; AMSOUTH BANK OF TENNESSEE, a Tennessee banking corporation, NATIONSBANK OF TENNESSEE, N.A., a national banking association, and UNION PLANTERS NATIONAL BANK, a national banking association (collectively "Lenders"); and NATIONSBANK OF TENNESSEE, N.A., in its capacity as Agent for Lenders ("Agent"). Capitalized terms defined in the Loan Agreement have the same meanings when used in this Certificate.

                  This Certificate is submitted with respect to (CHECK ONE):

                  A. _____ An acquisition (i) for which Agent's approval is not required under the Loan Agreement as a Permitted Acquisition and (ii) that will not result in Borrower's inclusion of any additional Acquisition EBITDA. Therefore, this submission is for Lender's information only. THIS CERTIFICATE IS SUBMITTED AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO THE ANTICIPATED CLOSING OF THE ACQUISITION.

                  B.______ An acquisition (i) for which Agent's approval is not required under the Loan Agreement as a Permitted Acquisition and (ii) that Borrower intends to result in Borrower's inclusion of additional Acquisition EBITDA. Therefore, this submission constitutes Borrower's request that the target's financial statements submitted herewith be approved as sufficient under the definition of Acquisition EBITDA under the Loan Agreement.
THIS CERTIFICATE IS SUBMITTED AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO THE ANTICIPATED CLOSING OF THE ACQUISITION.

                  C._______ An acquisition (i) for which Agent's approval is required under the Loan Agreement as a Permitted Acquisition and (ii) that Borrower intends to result in Borrower's inclusion of additional Acquisition EBITDA. Therefore, this submission constitutes Borrower's request that the proposed acquisition be approved as a Permitted Acquisition and that the target's financial statements submitted herewith be approved as sufficient under the definition of Acquisition EBITDA under the Loan Agreement. THIS CERTIFICATE IS SUBMITTED PRIOR TO BORROWER'S ENTERING INTO A BINDING OBLIGATION TO CLOSE THE ACQUISITION. AGENT SHALL RESPOND WITHIN FIVE (5) BUSINESS DAYS BUT MAY REQUIRE LONGER BEFORE FINAL APPROVAL OR DENIAL IF ADDITIONAL INFORMATION IS NEEDED.

                  Borrower certifies and submits the following:

                  The acquisition ____ does ___ does not involve the acquisition of, or the creation of, a corporate entity or other entity that will be a Consolidated Entity and which is therefore required to be pledged to Lender.

                  No Unmatured Default or Event of Default now exists, and none will be caused by the consummation of the proposed acquisition. Without limiting the foregoing, no financial covenant under the Loan Agreement will be breached by the consummation of the proposed transaction. Pro forma financial statements showing the effect of this acquisition on all financial covenants are attached to this Certificate.

                  Following is a brief description of the acquisition target by location, size, number of physicians, type of practice and other key elements:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
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                  IF SELECTION B ABOVE APPLIES:

                  Accompanying this Certificate are the financial statements of the acquisition target that Borrower requests be approved as the basis for inclusion of Acquisition EBITDA arising from the proposed acquisition.

                  IF SELECTION C ABOVE APPLIES:

                  Accompanying this Certificate are the financial statements of the acquisition target and such other information as Borrower believes necessary to enable Lenders to assess the proposed transaction. Borrower shall submit such additional information in this regard as Agent may request.

                  This is not a draw request; all draw requests shall be submitted separately.

                           Dated the     day of      , 199 .
                                     ---        -----     -

                             RESPONSE ONCOLOGY, INC.


                             By:
                                -------------------------------------

                             Title:
                                   ----------------------------------

                                    APPROVAL


                  Agent hereby confirms its approval of the following matters:

                  ____ If A above applies, Agent acknowledges receipt of this Certificate and confirms that the acquisition may proceed.

                  ____ The inclusion of Acquisition EBITDA arising from the acquisition described above is approved.

                  ____ The transaction described above is approved as a Permitted Acquisition.


                           Dated the    day of       , 199  .
                                     --        ------     --

                                               NATIONSBANK OF TENNESSEE, N.A.,
                                               as Agent

                                               By:
                                                  -----------------------------
                                               Title:
                                                     --------------------------